Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
PETROHAWK ENERGY CORPORATION
at
$38.75 Net Per Share
by
NORTH AMERICA HOLDINGS II INC.,
a wholly owned subsidiary of
BHP BILLITON PETROLEUM (NORTH AMERICA) INC.,
a wholly owned subsidiary of

BHP BILLITON LIMITED

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, AUGUST 19, 2011, UNLESS THE OFFER IS EXTENDED.

The Offer (as defined herein) is being made pursuant to the Agreement and Plan of Merger, dated as of July 14, 2011 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among BHP Billiton Limited, a corporation organized under the laws of Victoria, Australia (“BHP Billiton Limited”), BHP Billiton Petroleum (North America) Inc., a Delaware corporation (“Parent”) and a wholly owned subsidiary of BHP Billiton Limited, North America Holdings II Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Parent, and Petrohawk Energy Corporation, a Delaware corporation (“Petrohawk”). Purchaser is offering to purchase all of the shares of common stock, par value $0.001 per share (“Shares”), of Petrohawk that are issued and outstanding at a price of $38.75 per Share, net to the seller in cash (the “Offer Price”), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.”

Pursuant to the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of the few remaining applicable conditions set forth in the Merger Agreement, Purchaser will merge with and into Petrohawk (the “Merger”), with Petrohawk continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent. At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares then owned by Parent, Petrohawk or any of their respective direct or indirect wholly owned subsidiaries, in each case other than on behalf of third parties, and (ii) Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will cease to be issued and outstanding, will be cancelled, will cease to exist and will be converted into the right to receive an amount in cash equal to the Offer Price, without interest, less any applicable withholding taxes. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

THE BOARD OF DIRECTORS OF PETROHAWK (THE “PETROHAWK BOARD”) UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

After careful consideration, the Petrohawk Board has unanimously (1) approved, and declared advisable, the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth therein, (2) determined that the Merger Agreement and such transactions are fair to, and in the best interests of, Petrohawk and its stockholders and (3) recommended that Petrohawk’s stockholders accept the Offer, tender their Shares into the Offer and, to the extent required by applicable law, adopt the Merger Agreement.

The Offer is not subject to any financing condition. The Offer is conditioned upon: (i) there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to 12:00 midnight, New York City time, at the end of Friday, August 19, 2011 (the “Expiration Date,” unless the Offer is extended pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended, will expire) a number of Shares that represents at least a majority of the outstanding Shares on a fully diluted basis as of the Expiration Date and (ii) (a) the issuance by the Committee on Foreign Investment in the United States (“CFIUS”) of a letter to the parties to the Merger Agreement pursuant to 31 C.F.R. part 800, subpart D, stating a determination that either (x) it has determined that the transactions contemplated by the Merger Agreement are not “covered transactions” under Section 721 of the U.S. Defense Production Act of 1950, as amended (50 U.S.C. App. § 2170) (“Section 721”), and the applicable regulations related thereto or (y) there are no unresolved national security concerns with respect to the transactions contemplated by the Merger Agreement and action under Section 721 is therefore concluded or (b) CFIUS having recommended that the President of the United States prohibit the transactions contemplated by the Merger Agreement and the President having rejected such recommendation of CFIUS and having announced, pursuant to clause (d) of Section 721, a decision not to exercise authority under Section 721 with respect to such transactions. The Offer is also subject to other customary conditions. See Section 15 — “Conditions to the Offer.”

A summary of the principal terms of the Offer appears on pages 1 through 8. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares into the Offer.

July 25, 2011

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should, prior to the Expiration Date, (i) complete and execute the Letter of Transmittal that is enclosed with this Offer to Purchase in accordance with the instructions contained therein, and mail or deliver the Letter of Transmittal together with the certificates representing your Shares and any other required documents, to Computershare Trust Company, N.A., in its capacity as depositary for the Offer (the “Depositary”), (ii) tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer” or (iii) if applicable, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee in order to tender your Shares to Purchaser pursuant to the Offer.

If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”

*****

MacKenzie Partners, Inc., the information agent for the Offer, may be contacted at the address and telephone numbers set forth on the back cover of this Offer to Purchase for questions and/or requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

i

SUMMARY TERM SHEET

Securities Sought:	All of the shares of common stock, par value $0.001 per share (“Shares”), of Petrohawk Energy Corporation, a Delaware corporation (“Petrohawk”), that are issued and outstanding

Price Offered Per Share:	$38.75 per Share, net to the seller in cash (the “Offer Price”), without interest, less any applicable withholding taxes

Scheduled Expiration Date:	12:00 midnight, New York City time, at the end of Friday, August 19, 2011, unless the Offer (as defined below) is extended

Purchaser:	North America Holdings II Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of BHP Billiton Petroleum (North America) Inc., a Delaware corporation (“Parent”) and a wholly owned subsidiary of BHP Billiton Limited, a corporation organized under the laws of Victoria, Australia (“BHP Billiton Limited”)

Petrohawk Board Recommendation:	The board of directors of Petrohawk (the “Petrohawk Board”) unanimously recommends that stockholders of Petrohawk accept the Offer and tender their Shares into the Offer and, to the extent required by applicable law, adopt the Merger Agreement (as defined below)

The following are some questions that you, as a stockholder of Petrohawk, may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (this “Offer to Purchase”) and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.” To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and the other documents to which we refer you carefully and in their entirety. Questions or requests for assistance may be directed to MacKenzie Partners, Inc., our information agent (the “Information Agent”), at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser.

Who is offering to buy my Shares?

Purchaser is a corporation incorporated under the laws of the State of Delaware for the purpose of making the Offer and thereafter consummating the merger (the “Merger”) with and into Petrohawk, with Petrohawk continuing as the surviving corporation in the Merger (the “Surviving Corporation”) and as a wholly owned subsidiary of Parent. To date, Purchaser has not carried on any activities other than those related to its formation, the Merger Agreement, the Offer and the Merger. Purchaser is a wholly owned subsidiary of Parent, which in turn is a wholly owned subsidiary of BHP Billiton Limited. Parent is a corporation incorporated under the laws of the State of Delaware and BHP Billiton Limited is a company incorporated under the laws of Victoria, Australia. See the “Introduction” and Section 8 — “Certain Information Concerning Purchaser, Parent and BHP Billiton.”

How many Shares are you offering to purchase in the Offer?

We are making the Offer to purchase all issued and outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the “Introduction” and Section 1 — “Terms of the Offer.”

Why are you making the Offer?

We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of July 14, 2011, by and among BHP Billiton Limited, Parent, Purchaser and Petrohawk (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), in order to acquire control of, and ultimately following the Merger, the entire equity interest in, Petrohawk, while allowing Petrohawk’s stockholders an opportunity to receive the Offer Price promptly (and in any event within three business days of the acceptance by Purchaser of such Shares) by tendering their Shares into the Offer. If the Offer is consummated, Parent, Purchaser and Petrohawk expect to consummate the Merger as promptly as practicable in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). At the effective time of the Merger (the “Effective Time”), Petrohawk will become a wholly owned subsidiary of Parent. See Section 12 — “Purpose of the Offer; Plans for Petrohawk.”

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $38.75 per Share, net to the seller in cash, without interest, less any applicable withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders your Shares on your behalf, such nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction,” Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

What does the Petrohawk Board recommend?

After careful consideration, the Petrohawk Board has unanimously (1) approved, and declared advisable, the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth therein, (2) determined that the Merger Agreement and such transactions are fair to, and in the best interests of, Petrohawk and its stockholders and (3) recommended that Petrohawk’s stockholders accept the Offer, tender their Shares into the Offer and, to the extent required by applicable law, adopt the Merger Agreement.

See the “Introduction” and Section 12 — “Purpose of the Offer; Plans for Petrohawk” and Petrohawk’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being filed with the Securities Exchange Commission (the “SEC”) and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to Petrohawk’s stockholders in connection with the Offer.

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•	there being validly tendered and not withdrawn prior to the Expiration Date (as defined below) that number of Shares that represents at least a majority of the outstanding Shares on a fully diluted basis as of the Expiration Date; and

•	(a) the issuance by the Committee on Foreign Investment in the United States (“CFIUS”) of a letter to the parties to the Merger Agreement pursuant to 31 C.F.R. part 800, subpart D, stating a determination that either (x) it has determined that the transactions contemplated by the Merger Agreement are not “covered transactions” under Section 721 of the U.S. Defense Production Act of 1950, as amended (50 U.S.C. App. §2170) (“Section 721”), and the applicable regulations related thereto or (y) there are no unresolved national security concerns with respect to the transactions contemplated by the Merger Agreement and action under Section 721 is therefore concluded or (b) CFIUS having recommended that the President of the United States prohibit the transactions contemplated by the Merger Agreement and the President having rejected such recommendation of CFIUS and having announced, pursuant to clause (d) of Section 721, a decision not to exercise authority under Section 721 with respect to such transactions.

The Offer is also subject to other customary conditions. See Section 15 — “Conditions to the Offer.” On July 22, 2011, the U.S. Federal Trade Commission (the “FTC”) granted early termination of the waiting period applicable to the consummation of the Offer and the Merger under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the “HSR Act”).

Is the Offer subject to any financing condition?

No. The Offer is not subject to any financing condition.

What percentage of Shares do you or your affiliates currently own?

None of Purchaser, Parent, BHP Billiton Limited and their respective affiliates currently owns any Shares.

Do you have the financial resources to pay for all Shares?

Yes. Consummation of the Offer is not subject to any financing condition. The total amount of funds required by Parent and/or Purchaser to consummate the Offer and purchase all outstanding Shares in the Offer and to provide funding for the Merger is approximately $12.1 billion, plus related fees and expenses. In addition, up to $1.5 billion of Petrohawk’s indebtedness, in addition to any amounts drawn on the Company Credit Agreement (as defined in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Company Indebtedness”) prior to the time (the “Acceptance Time”) at which Purchaser accepts for payment all Shares validly tendered and not properly withdrawn prior to the Expiration Date, may be required to be repaid, along with additional related fees, expenses and settlement amounts, in connection with the consummation of the Offer and the Merger. BHP Billiton Limited has guaranteed the full and timely performance by Parent and Purchaser of their respective obligations under the Merger Agreement, including our payment obligations with respect to the Offer and the Merger and with respect to Petrohawk obligations that may be required to be repaid in connection with the Offer or the Merger. BHP Billiton Limited expects to fund such cash requirements from its available cash and a $7.5 billion 364-day financing facility that BHP Billiton Limited intends to enter into shortly before the consummation of the Offer or, if such financing facility is not available for any reason, BHP Billiton Limited expects to fund such cash requirement from its available cash and/or available funding arrangements, including its commercial paper program. See Section 9 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender into the Offer?

No. We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the consummation of the Offer is not subject to any financing condition;

•	the Offer is being made for all Shares solely for cash;

•	if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price); and

•	we, through BHP Billiton Limited, have sufficient funds available to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger in light of BHP Billiton Limited’s financial capacity in relation to the amount of consideration payable and BHP Billiton Limited’s guarantee of our full and timely performance under the Merger Agreement, including our payment obligations with respect to the Offer and the Merger.

See Section 9 — “Source and Amount of Funds” and Section 11— “The Merger Agreement; Other Agreements.”

How long do I have to decide whether to tender into the Offer?

You will be able to tender your Shares into the Offer until 12:00 midnight, New York City time, at the end of Friday, August 19, 2011 (the “Expiration Date,” unless we extend the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by us, will expire). Further, if you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by the Expiration Date, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an eligible institution may guarantee that the missing items will be received by Computershare Trust Company, N.A., our depositary for the Offer (the “Depositary”), within three New York Stock Exchange (“NYSE”) trading days. Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit such nominee to tender your Shares by the Expiration Date. See Section 1— “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and, if so, under what circumstances can or will the Offer be extended?

Yes, the Offer can be extended. In some cases, we are required to extend the Offer beyond the initial Expiration Date, but in no event will we be required to extend the Offer beyond the Outside Date (as defined below).

Pursuant to the Merger Agreement, we are required to extend the Offer:

•	for any period required by the U.S. federal securities laws or any rule, regulation, interpretation or position of the SEC or its staff with respect to the U.S. federal securities laws or the rules and regulations of the NYSE applicable to the Offer or as may be required by any other governmental entity; and

•	unless the Merger Agreement has been earlier terminated in accordance with its terms, for periods of not more than 10 business days each, if at any scheduled Expiration Date any condition to the Offer has not been satisfied or waived, until January 17, 2012 (as it may be extended as set forth below, the “Outside Date”) (or, in the event that as of January 17, 2012, the CFIUS Condition (as defined in Section 15 — “Conditions to the Offer”) is not satisfied but all of the other conditions to the Offer (other than the Minimum Condition (as defined in Section 15 — “Conditions to the Offer”) and the delivery of certain certificates, which certificates only need to be capable of being delivered) have been satisfied or waived and the CFIUS Condition remains capable of being satisfied or waived, then March 17, 2012 if either Parent or Petrohawk has elected to extend the Outside Date).

If we extend the Offer, such extension will extend the time that you will have to tender your Shares. See Section 1 — “Terms of the Offer” for more details on our ability or obligation to extend the Offer.

How will I be notified if the time period during which I can tender my Shares into the Offer is extended?

If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

If we elect to provide a subsequent offering period, a public announcement of such election will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date.

Will there be a subsequent offering period?

If, following the Acceptance Time, we do not beneficially own, together with Parent, at least 90% of the then-outstanding Shares on a fully diluted basis, we may elect to provide a subsequent offering period of neither less than three business days nor, without the consent of Petrohawk, more than 15 business days, during which time Petrohawk’s stockholders whose Shares have not been tendered during the initial offering period may tender, but not withdraw, their Shares and receive the Offer Price. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights” for more information concerning any subsequent offering period.

What is the difference between an extension of the Offer and a subsequent offering period?

If the Offer is extended, no Shares will be accepted or paid for until the Expiration Date (as so extended), and you will be able to withdraw your Shares until the Expiration Date. A subsequent offering period, if one is provided, would occur after the Acceptance Time and after we have become obligated to pay for all Shares that were validly tendered and not properly withdrawn prior to the Expiration Date. Shares that are validly tendered during a subsequent offering period will be accepted and paid for promptly after they are received and cannot be withdrawn. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights.”

How do I tender my Shares into the Offer?

To tender your Shares into the Offer, you must deliver the certificates representing your Shares, together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares”) in lieu of such Letter of Transmittal), and any other documents required by the Letter of Transmittal, to the Depositary prior to the Expiration Date. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by such nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Date, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). For the tender to be valid, however, the Depositary must receive the missing items within three NYSE trading days. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

Shares tendered into the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after September 22, 2011, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”

You may not withdraw Shares tendered during any subsequent offering period that we may elect to provide. See Section 4 — “Withdrawal Rights.”

How do I properly withdraw previously tendered Shares?

To properly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of such written notice, with the required information (as specified in this Offer to Purchase and in the Letter of Transmittal) to the Depositary while you still have the right to withdraw Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. You may not withdraw Shares tendered during any subsequent offering period that we may elect to provide. See Section 4 — “Withdrawal Rights.”

Upon the successful consummation of the Offer, will Shares continue to be publicly traded?

Following the consummation of the Offer, Parent, Purchaser and Petrohawk expect to consummate the Merger as promptly as practicable. If the Merger takes place, no Shares will be publicly owned. If all of the conditions to the Offer are satisfied or waived (see Section 15 — “Conditions to the Offer”) and we purchase all tendered Shares, prior to the Merger becoming effective, there may then be so few remaining stockholders and publicly held Shares that such Shares will no longer be eligible to be traded on the NYSE or any other securities exchange and there may not be a public trading market for such Shares. See Section 13 — “Certain Effects of the Offer.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?

No. None of BHP Billiton Limited, Parent, Purchaser and Petrohawk are under any obligation to pursue or consummate the Merger if the Offer has not been earlier consummated.

If I object to the price being offered, will I have appraisal rights?

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares (that did not tender such Shares into the Offer) at the Effective Time who has neither voted in favor of the Merger nor consented to the Merger in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of such holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder. This value may be more or less than, or the same as, the Offer Price. See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”

If I decide not to tender my Shares into the Offer, how will the Offer affect my Shares?

Following the consummation of the Offer, Parent, Purchaser and Petrohawk expect to consummate the Merger as promptly as practicable. If the Merger is consummated, then stockholders who did not tender their Shares into the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares into the Offer (i.e., the Offer Price), subject to any appraisal rights properly exercised by such stockholders in accordance with Delaware law. Therefore, if the Merger takes place, the only difference to you between tendering your Shares into the Offer and not tendering your Shares into the Offer would be that, if you tender your Shares, you may be paid earlier and no appraisal rights will be available. No interest will be paid for Shares acquired in the Merger.

Furthermore, following the consummation of the Offer until the Effective Time, the number of stockholders and the number of Shares that are held by the public may be so small that there no longer may be an active public trading market (or, possibly, there may not be any public trading market) for such Shares. See the “Introduction” and Section 13 — “Certain Effects of the Offer.”

We have no obligation to provide a subsequent offering period or to exercise the Top-Up Option (as defined below). As a result, we may not be able or required to effect the Merger under the “short-form” merger provisions of Section 253 of the DGCL. In that event, we may elect to effect the Merger by executing and delivering to Petrohawk a written consent as the holder of the majority of issued and outstanding Shares or by requiring Petrohawk to hold a meeting of Petrohawk’s stockholders for the purpose of adopting the Merger Agreement, and the Merger would not occur until either such event occurred. If the Minimum Condition is satisfied, upon the consummation of the Offer, Purchaser will have sufficient voting power to adopt the Merger Agreement without the affirmative vote or written consent of any other holder of Shares. See Section 11 — “The Merger Agreement; Other Agreements” and Section 12 — “Purpose of the Offer; Plans for Petrohawk — Purpose of the Offer.”

What is the market value of my Shares as of a recent date, and the “premium” I am receiving?

The Offer Price of $38.75 per Share represents a:

•	61.9% premium to the closing price of Shares reported on the NYSE on July 13, 2011, the day before we announced the execution of the Merger Agreement and the Offer;

•	49.5% premium to the closing price of Shares reported on the NYSE on June 1, 2011, the 30th trading day before we announced the execution of the Merger Agreement and the Offer; and

•	41.2% over the 52-week-high intraday price of Shares reported on the NYSE for the period ended July 13, 2011, the last day before we announced the execution of the Merger Agreement and the Offer.

On July 22, 2011, the last trading day before we commenced the Offer, the closing price of Shares reported on the NYSE was $38.24 per Share. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6 — “Price Range of Shares; Dividends.”

Have any stockholders of Petrohawk already agreed to tender their Shares into the Offer or to otherwise support the Offer?

No. Except through this Offer, we have not asked any stockholder of Petrohawk to agree to tender any Shares into the Offer.

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer as set forth in Section 15 — “Conditions to the Offer” are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, you will be entitled to an amount equal to the number of Shares you tendered into the Offer multiplied by the Offer Price, net to you in cash, without interest, less any applicable withholding taxes, promptly (and in any event within three business days of the acceptance by Purchaser of such Shares). We will pay for your validly tendered and not properly withdrawn Shares by depositing the aggregate Offer Price therefor with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or a confirmation of a book-entry transfer of such Shares as described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer,” (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of book-entry transfer of Shares, either such Letter of transmittal or an Agent’s Message in lieu of such Letter of Transmittal and (iii) any other required documents for such Shares. See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

What is the Top-Up Option and when could it be exercised?

Petrohawk has granted to Purchaser an irrevocable option (the “Top-Up Option”), which Purchaser may exercise only following the Acceptance Time, to purchase from Petrohawk at a price per Share equal to the Offer Price the number of Shares that, when added to the number of Shares already owned by Purchaser and any of its affiliates immediately prior to the time of such exercise, constitutes one Share more than the number of Shares necessary for Purchaser to be merged into Petrohawk without any vote or written consent of Petrohawk’s stockholders in accordance with Section 253 of the DGCL, which is called a “short-form” merger. However, in no event will the Top-Up Option be exercisable to the extent that the number of Shares to be issued pursuant to the Top-Up Option would exceed the number of Petrohawk’s then-authorized and unissued Shares that are not otherwise reserved or committed to be issued and unless, immediately after the issuance of Shares pursuant to the Top-Up Option, Parent and its affiliates would own at least one Share more than the number of Shares necessary for Purchaser to effect such a “short-form” merger. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Top-Up Option” and Section 12 — “Purpose of the Offer; Plans for Petrohawk.”

What will happen to my stock options and my stock appreciation rights in the Offer?

The Offer is not being made for options to purchase Shares (“Company Stock Options”) or for stock appreciation rights with respect to Shares (“Company SARs”), in each case, granted under Petrohawk’s stock plans. Except as agreed by Parent and a holder thereof, each Company Stock Option and each Company SAR, whether vested or unvested, outstanding immediately prior to the Acceptance Time will be cancelled immediately prior to the Acceptance Time in exchange for the right to receive an amount in cash equal to the product of (i) the total number of Shares subject to such Company Stock Option or Company SAR and (ii) the excess, if any, of the Offer Price over the exercise price per Share subject to such Company Stock Option or

Company SAR, with the aggregate amount of such payment rounded to the nearest cent, less any amount required to be withheld or deducted under any provision of U.S. federal, state or local tax law. Petrohawk will pay these cash payments to the holders of Company Stock Options and Company SARs at or as soon as reasonably practicable after the Acceptance Time. See Section 11 — “The Merger Agreement; Other Agreements — Treatment of Petrohawk Equity Awards.”

What will happen to my restricted Shares in the Offer?

The Offer is not being made for restricted Shares (“Restricted Shares”). Except as agreed by Parent and a holder thereof, immediately prior to the Acceptance Time, each award of Restricted Shares that has not previously vested as of immediately prior to the Acceptance Time will be cancelled in exchange for the right to receive at the Acceptance Time an amount per Restricted Share in cash equal to the Offer Price, less such amounts as are required to be withheld or deducted under any provision of U.S. federal, state or local tax law. Petrohawk will pay these cash payments to the holders of Restricted Shares at or as soon as reasonably practicable after the Acceptance Time. Any Restricted Shares that vest prior to the cancellation contemplated by the preceding sentence will be treated as Shares for all purposes of the Merger Agreement. See Section 11 — “The Merger Agreement; Other Agreements — Treatment of Petrohawk Equity Awards.”

What are the U.S. federal income tax consequences of the Offer and the Merger?

The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights in accordance with Delaware law) will be a taxable transaction for U.S. federal income tax purposes if you are a United States Holder (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger”). In general, you will recognize gain or loss equal to the difference between your adjusted tax basis in Shares that you tender into the Offer or exchange in the Merger (or retain for exercise of appraisal rights) and the amount of cash you receive for such Shares. If you are a United States Holder and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. If you are a non-United States Holder (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger”), you will generally not be subject to U.S. federal income tax on gain recognized on Shares you tender into the Offer or exchange in the Merger (or retain for exercise of appraisal rights). You should consult your tax advisor about the particular tax consequences to you of tendering your Shares into the Offer, exchanging your Shares in the Merger or exercising appraisal rights. See Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” for a discussion of certain material U.S. federal income tax consequences of tendering Shares into the Offer or exchanging Shares in the Merger or exercising appraisal rights.

To whom should I talk if I have additional questions about the Offer?

You may call MacKenzie Partners, Inc., the Information Agent, toll-free at (800) 322-2885 or (212) 929-5500 (call collect).

To the Holders of Shares of Common Stock of Petrohawk Energy Corporation:

INTRODUCTION

The Offer is being made pursuant to the Merger Agreement by and among BHP Billiton Limited, Parent, Purchaser and Petrohawk. Purchaser is offering to purchase all of the issued and outstanding Shares at the Offer Price, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

The Offer and the withdrawal rights will expire at the Expiration Date, unless the Offer is extended or the Merger Agreement has been terminated in accordance with its terms. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

If you are a record owner of Shares and you tender such Shares directly to the Depositary in accordance with the terms of this Offer, we will not charge you brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service Form W-9 that is enclosed with the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Backup Withholding.” Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with such nominee to determine if they will be charged any service fees or commissions. We will pay all charges and expenses of the Depositary, the Information Agent and Barclays Capital Inc. (the “Dealer-Manager”) incurred in connection with the Offer. See Section 18 — “Fees and Expenses.”

Subject to the provisions of the Merger Agreement, as soon as practicable following the consummation of the Offer, Parent, Purchaser and Petrohawk will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or a certificate of ownership and merger, as applicable (in either case, the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL. The Merger will become effective upon the filing of the Certificate of Merger or at such later time as Parent and Petrohawk agree in writing and specify in the Certificate of Merger. At the Effective Time, Petrohawk will become the Surviving Corporation and a wholly owned subsidiary of Parent, and each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares then owned by Parent, Petrohawk or any of their respective direct or indirect wholly owned subsidiaries (in each case other than on behalf of third parties) and (ii) Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will cease to be issued and outstanding, will be cancelled, will cease to exist and will be converted into the right to receive an amount in cash equal to the Offer Price, without interest, less any applicable withholding taxes.

Section 11 — “The Merger Agreement; Other Agreements” more fully describes the Merger Agreement. Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.”

After careful consideration, the Petrohawk Board has unanimously (1) approved, and declared advisable, the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth therein, (2) determined that the Merger Agreement and such transactions are fair to, and in the best interests of, Petrohawk and its stockholders and (3) recommended that Petrohawk’s stockholders accept the Offer, tender their Shares into the Offer and, to the extent required by applicable law, adopt the Merger Agreement.

A more complete description of the Petrohawk Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the

Schedule 14D-9 that is being filed with the SEC and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to Petrohawk’s stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety.

The Offer is not subject to any financing condition.

The Offer is conditioned upon: (i) the Minimum Condition and (ii) the CFIUS Condition (in each case, as defined in Section 15 — “Conditions to the Offer”). The Offer is also subject to other customary conditions. See Section 15 — “Conditions to the Offer.”

According to Petrohawk, as of July 15, 2011, there were 303,892,075 issued and outstanding Shares (which includes 2,227,908 Restricted Shares) and 9,866,952 Shares that were reserved for issuance pursuant to Petrohawk’s stock option and stock appreciation rights plans. Assuming that all Shares reserved for issuance pursuant to such stock option and stock appreciation rights plans are issued and that no other Shares were or are issued after July 15, 2011, there would be 313,759,027 Shares outstanding and the Minimum Condition would be satisfied if at least 156,879,514 Shares are validly tendered and not withdrawn prior to the Expiration Date.

Pursuant to the Merger Agreement, if the Minimum Condition is satisfied and Purchaser accepts for payment and pays for Shares tendered into the Offer, Parent will be entitled to designate a number of directors, rounded up to the next whole number, subject to compliance with applicable law and up to a maximum of eight designees in the event that the size of the Petrohawk Board is set to its currently maximum size of 11, to the Petrohawk Board that is equal to the total number of directors on the Petrohawk Board (giving effect to the increase described in this sentence) multiplied by the percentage that the number of Shares beneficially owned by Parent and its affiliates (including Shares accepted for payment and paid for pursuant to the Offer) bears to the total number of Shares then outstanding, and Petrohawk will cause Parent’s designees to be elected or appointed to the Petrohawk Board, including by increasing the number of directors and seeking and accepting resignations from incumbent directors. At such time, Petrohawk will also cause individuals designated by Parent to constitute the proportional number of members, rounded up to the next whole number, on each committee of the Petrohawk Board other than the Independent Director Committee (as defined below), to the fullest extent permitted by applicable law and the rules of the NYSE. Information concerning Parent’s designees to the Petrohawk Board is set forth in the Information Statement attached as Annex A to the Schedule 14D-9. However, prior to the Effective Time, the Petrohawk Board will always be required to have a committee consisting of three members of the Petrohawk Board as of immediately prior to the Acceptance Time, who are neither officers of Petrohawk nor designees, stockholders, affiliates or associates of Parent and who will be independent for purposes of Rule 10A-3 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such directors, the “Independent Directors” and such committee, the “Independent Directors Committee”). A majority vote of the members of the Independent Director Committee will be required for Petrohawk to authorize (i) any termination of the Merger Agreement by Petrohawk, (ii) any amendment of the Merger Agreement by Petrohawk, (iii) any extension of the time for the performance of any of the obligations or actions under the Merger Agreement by Parent or Purchaser, (iv) any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of Petrohawk, except as contemplated by the Merger Agreement, (v) except as contemplated by the Merger Agreement, any amendment of any governing documents of Petrohawk that would reasonably be expected to adversely affect the holders of Shares (other than Parent or Purchaser) or (vi) the taking of any other action or the making of any other determination of the Petrohawk Board under or in connection with the Merger Agreement if such acts would reasonably be expected to adversely affect the holders of Shares (other than Parent or Purchaser). See Section 12 — “Purpose of the Offer; Plans for Petrohawk — Plans for Petrohawk.” As promptly as practicable after the Acceptance Time, Parent, Purchaser and Petrohawk expect to consummate the Merger in accordance with the DGCL. At the Effective Time, the directors of Purchaser immediately prior to the Effective Time will be the only directors of the Surviving Corporation.

The Merger is subject, to the extent required by applicable law, to the adoption of the Merger Agreement by the affirmative vote or written consent of the holders of at least a majority of the then-outstanding Shares; however, if the Minimum Condition is satisfied, Purchaser will have sufficient Shares to adopt the Merger

Agreement without action by any other stockholders. This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies at this time.

If Purchaser acquires at least 90% of the then-outstanding Shares, including pursuant to the Top-Up Option (as defined in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Top-Up Option”), if applicable, Purchaser may effect the Merger under the “short-form” merger provisions of Section 253 of the DGCL without any vote or written consent of stockholders. If Purchaser and its affiliates do not own, by virtue of the Offer or otherwise, 90% or more of the issued and outstanding Shares, Purchaser may elect to approve the Merger under the “long-form” merger provision of Section 251 of the DGCL without any action on the part of any other stockholders of Petrohawk by executing and delivering to Petrohawk a written consent as the holder of the majority of issued and outstanding Shares, and, if Purchaser does not so elect, Petrohawk will hold a meeting of Petrohawk’s stockholders for the purpose of adopting the Merger Agreement, at which meeting Parent has agreed to vote, or cause to be voted, all Shares held by it and its affiliates in favor of the adoption of the Merger Agreement, and the Merger would not occur until either such event occurred. If the Minimum Condition is satisfied, upon the consummation of the Offer, Purchaser will have sufficient voting power to adopt the Merger Agreement without the affirmative vote or written consent of any other holder of Shares. See Section 11 — “The Merger Agreement; Other Agreements — Actions in Connection with Long-Form Merger” and Section 17 — “Certain Legal Matters; Regulatory Approvals — “Short-Form” Merger.”

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares (that did not tender such Shares into the Offer) at the Effective Time who has neither voted in favor of the Merger nor consented to the Merger in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder. This value may be more or less than, or equal to, the Offer Price. See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”

This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date as permitted under Section 4 — “Withdrawal Rights.”

The Offer is not subject to any financing condition.  The Offer is conditioned upon: (i) the Minimum Condition and (ii) the CFIUS Condition. The Offer is also subject to other customary conditions. See Section 15 — “Conditions to the Offer.”

We expressly reserve the right from time to time to waive any of the conditions described in Section 15 — “Conditions to the Offer,” to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that we will not, without the prior written consent of Petrohawk, (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) amend, modify or waive satisfaction of the Minimum Condition, (iv) amend or modify any of the other conditions to the Offer in a manner that is, or would reasonably be expected to be, adverse to Petrohawk’s stockholders, (v) impose additional conditions to the Offer, (vi) other than in accordance with and pursuant to the Merger Agreement, extend or otherwise change the Expiration Date or (vii) amend any other term of the Offer in a manner that is, or would reasonably be expected to be, adverse to Petrohawk’s stockholders.

Pursuant to the Merger Agreement and in accordance with Rule 14d-11 under the Exchange Act, if the Acceptance Time has occurred and we have paid for all Shares validly tendered and not withdrawn pursuant to the Offer and do not beneficially own, together with Parent, at least 90% of the then-outstanding Shares on a fully diluted basis, we may elect to provide a subsequent offering period (and one or more extensions thereof) following the Expiration Date. If we elect to provide a subsequent offering period, it will be an additional period of time, following the expiration of the Offer and the purchase of Shares pursuant to the Offer, during which stockholders may tender any Shares not previously tendered into the Offer. If we elect to provide a subsequent offering period, (i) it will remain open for such period or periods as we will specify of neither less than three business days nor, without the consent of Petrohawk, more than 15 business days, (ii) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered may not be withdrawn, (iii) we will immediately accept and promptly pay for Shares as they are tendered and (iv) the price per Share will be the same as the Offer Price. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a subsequent offering period. For purposes of the Offer as provided under the Exchange Act, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

A subsequent offering period, if one is provided, is not an extension of the Offer. If we do elect to provide a subsequent offering period or elect to extend such subsequent offering period, we will make a public announcement of such election no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date or the date of termination of the prior subsequent offering period.

The Merger Agreement separately provides that Purchaser is required to extend the Offer (i) for any period required by the U.S. federal securities laws or any rule, regulation, interpretation or position of the SEC or its staff with respect to the U.S. federal securities laws or the rules and regulations of the NYSE applicable to the Offer or as may be required by any other governmental entity and (ii) unless the Merger Agreement has been earlier terminated in accordance with its terms, for periods of not more than 10 business days each if at any scheduled Expiration Date any condition to the Offer has not been satisfied or waived until the Outside Date.

If we extend the Offer, are delayed in our acceptance for payment of Shares, are delayed in payment after the Acceptance Time or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of 10 business days may be required to allow for adequate dissemination to stockholders and investor response. In accordance with the foregoing view of the SEC and the applicable law, if, prior to the Expiration Date, and subject to the limitations of the Merger Agreement, Purchaser changes the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such 10th business day.

If, prior to the Expiration Date, we increase the consideration being paid for Shares, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of such increase in consideration.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

Petrohawk has provided Purchaser with Petrohawk’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on Petrohawk’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will promptly (and in any event within three business days) thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date pursuant to the Offer. Subject to the Merger Agreement and Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right not to accept for payment, or to delay payment for, Shares until the CFIUS Condition has been satisfied. See Section 17 — “Certain Legal Matters; Regulatory Approvals.” Rule 14e-1(c) under the Exchange Act relates to the obligation of Purchaser to promptly pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	the certificates evidencing such Shares (“Share Certificates”) or confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”;

•	a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal; and

•	any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect their Shares are actually received by the Depositary.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary or unless otherwise mutually agreed by Purchaser and Petrohawk.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), in each case, promptly following the expiration or termination of the Offer.

We reserve the right to transfer or assign in whole or in part from time to time to one or more direct or indirect wholly owned subsidiaries of Parent the right to purchase all or any Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice your rights to receive payment for Shares validly tendered and not withdrawn pursuant to the Offer.

3.	Procedures for Accepting the Offer and Tendering Shares.

Valid Tender of Shares.  No alternative, conditional or contingent tenders will be accepted. In order for a Petrohawk stockholder to validly tender Shares pursuant to the Offer, the stockholder must follow one of the following procedures:

•	for Shares held as physical certificates, the certificates representing tendered Shares, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the certificates representing Shares, the Letter of Transmittal and other documents must be received before the expiration of such subsequent offering period);

•	for Shares held in book-entry form, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message in lieu of such Letter of Transmittal, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the

Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and other documents must be received before the expiration of such subsequent offering period); or

•	the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” before the Expiration Date.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

Book-Entry Transfer.  The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message and any other required documents (for example, in certain circumstances, a completed Form W-9 that is included in the Letter of Transmittal) must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees.  No signature guarantee is required on the Letter of Transmittal if:

•	the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	Shares tendered pursuant to such Letter of Transmittal are for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, the “Eligible Institutions”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.  If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

•	the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary unless otherwise mutually agreed by Purchaser and Petrohawk.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when the Acceptance Time occurs, Purchaser will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions to the Offer.

Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Depositary, the Information Agent, the Dealer-Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by Purchaser in its sole discretion.

Appointment as Proxy.  By executing the Letter of Transmittal (or taking action resulting in the delivery of an Agent’s Message) as set forth above, unless Shares relating to such Letter of Transmittal or Agent’s Message are properly withdrawn pursuant to the Offer, the tendering stockholder will irrevocably appoint designees of Purchaser, and each of them, as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, Purchaser accepts such Shares for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each designee of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of Petrohawk’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as such designee in its sole discretion deems proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the occurrence of the Acceptance Time, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Petrohawk’s stockholders.

Company Stock Options, Company SARs and Restricted Shares.  The Offer is made only for outstanding Shares and is not made for any Company Stock Options, Company SARs or Restricted Shares. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment of Petrohawk Equity Awards” for a description of the treatment of the Company Stock Options, Company SARs and Restricted Shares. Shares that you acquired as a result of the previous vesting of Restricted Shares are considered the same as Shares generally and may be tendered into the Offer.

Backup Withholding.  To prevent federal “backup withholding” with respect to payment of the Offer Price of Shares purchased pursuant to the Offer, each stockholder (including any stockholder that tenders Shares into the Offer pursuant to the book-entry transfer procedures described above in this Section 3) must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the Form W-9 that is included in the Letter of Transmittal or by otherwise certifying such stockholder’s exemption from backup withholding. See Instruction 8 set forth in the Letter of Transmittal and Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” of this Offer to Purchase for a more detailed discussion of backup withholding.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after September 22, 2011, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer.

For a withdrawal to be proper and effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares.”

No withdrawal rights will apply to Shares tendered in any subsequent offering period that we elect to provide (as described in more detail in Section 1 — “Terms of the Offer”) or to Shares previously tendered into the Offer and accepted for payment.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser in its sole discretion. None of Purchaser, the Depositary, the Information Agent, the Dealer-Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.

The following is a summary of certain material U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (or pursuant to the exercise of appraisal rights in accordance with Delaware law). This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer and the Merger. The discussion applies only to holders that hold their Shares as capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or to holders of Shares who are in special tax situations (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, banks, insurance companies, tax-exempt organizations, U.S. expatriates, “controlled foreign corporations” or “passive foreign investment companies”) or to persons holding Shares as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction or United States Holders whose functional currency is not the U.S. dollar. This discussion does not address any aspect of U.S. federal gift or estate tax, state, local or foreign taxation.

If a partnership holds Shares, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and the partnership. Partnerships and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of exchanging Shares pursuant to the Offer or the Merger.

THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT, STATE, LOCAL AND OTHER TAX LAWS.

United States Holders.  For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

The receipt of cash for Shares pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder of Shares will recognize gain or loss in an amount equal to the difference between such United States Holder’s adjusted federal income tax basis in such Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger (or appraised in an appraisal proceeding by the Delaware Court of Chancery) and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income) and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), such Shares were held for more than one year. Long-term capital gains recognized by an individual in taxable years beginning before January 1, 2013 will generally be subject to a maximum U.S. federal income tax rate of 15%. Net capital losses may be subject to limits on deductibility.

Non-United States Holders.  For purposes of this discussion, the term “Non-United States Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the Shares.

In general, a non-United States Holder of Shares will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger (or appraised in an appraisal proceeding by the Delaware Court of Chancery) unless:

•	the gain is “effectively connected” with the non-United States Holder’s conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that such holder maintains in the United States, if that is required by an applicable income tax treaty as a condition for subjecting such holder to U.S. taxation on a net income basis;

•	the non-United States Holder is an individual that holds Shares as a capital asset and is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•	Petrohawk is or has been a United States real property holding corporation for U.S. federal income tax purposes and the non-United States Holder held, directly or indirectly, at any time during the five-year period ending on the date of sale (or, if applicable, the date of the Merger), more than 5% of Shares and such holder is not eligible for any treaty exemption.

“Effectively connected” gains that are recognized by a corporate non-United States Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Petrohawk has not been, is not and does not anticipate becoming a United States real property holding corporation prior to the date of sale (or, if applicable, the date of the Merger) for U.S. federal income tax purposes.

Information Reporting and Backup Withholding.  Payments made to a United States Holder in connection with the Offer or the Merger generally will be subject to information reporting and may be subject to “backup withholding” at a rate of 28%. See Section 3 — “Procedure for Accepting the Offer and Tendering Shares — Backup Withholding” of this Offer to Purchase.

Backup withholding generally applies if a United States Holder (i) fails to furnish its social security number or other taxpayer identification number, (ii) furnishes an incorrect taxpayer identification number or (iii) fails to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number provided is its correct number and that the stockholder is not subject to backup withholding. A non-United States Holder will generally be exempt from information reporting and backup withholding if it certifies on an appropriate Form W-8 that it is not a U.S. person, or otherwise establishes an exemption in a manner satisfactory to the Depositary.

Backup withholding is not an additional tax and may be refunded by the Internal Revenue Service to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering United States Holders may be able to prevent backup withholding by completing the Form W-9 that is included in the Letter of Transmittal or, in the case of non-United States Holders, an appropriate Form W-8.

6.	Price Range of Shares; Dividends.

The Shares are listed on the NYSE under the symbol “HK.” The Shares have been listed on the NYSE since March 13, 2007.

The following table sets forth, for the indicated periods, the high and low intraday sales prices per Share as reported on the NYSE:

	High	Low

Year Ending December 31, 2011:
First Quarter	$24.66	$17.91
Second Quarter	27.45	22.50
Third Quarter (through July 22, 2011)	38.37	23.20
Year Ended December 31, 2010:
First Quarter	$27.36	$18.98
Second Quarter	23.80	13.89
Third Quarter	18.39	14.32
Fourth Quarter	20.05	16.04
Year Ended December 31, 2009:
First Quarter	$22.87	$14.89
Second Quarter	26.91	18.50
Third Quarter	25.81	18.01
Fourth Quarter	28.49	20.45

(1)	Source: Bloomberg L.P.

According to Petrohawk, as of July 15, 2011, there were 303,892,075 issued and outstanding Shares (which includes 2,227,908 Restricted Shares) and 9,866,952 Shares that were reserved for issuance pursuant to Petrohawk’s stock option and stock appreciation rights plans.

The Offer Price of $38.75 per Share represents a:

•	61.9% premium to the closing price of Shares reported on the NYSE on July 13, 2011, the day before we announced the execution of the Merger Agreement and the Offer;

•	49.5% premium to the closing price of Shares reported on the NYSE on June 1, 2011, the 30th trading day before we announced the execution of the Merger Agreement and the Offer; and

•	41.2% over the 52-week-high intraday price of Shares reported on the NYSE for the period ended July 13, 2011, the last day before we announced the execution of the Merger Agreement and the Offer.

On July 22, 2011, the last trading day before we commenced the Offer, the closing price of Shares reported on the NYSE was $38.24 per Share. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares.

Stockholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.

Petrohawk has never declared or paid cash dividends with respect to the Shares. Under the terms of the Merger Agreement, Petrohawk is not permitted to declare or pay any dividend in respect of the Shares without Parent’s prior written consent. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of Petrohawk.”

7.	Certain Information Concerning Petrohawk.

Except as otherwise set forth in this Offer to Purchase, the information concerning Petrohawk contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Purchaser, Parent, BHP Billiton Limited, the Information Agent and the Dealer-Manager take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by Petrohawk to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to Purchaser, Parent, BHP Billiton Limited, the Information Agent and the Dealer-Manager.

General.  Petrohawk is a Delaware corporation incorporated in 2004. The principal executive offices of Petrohawk are located at 1000 Louisiana, Suite 5600, Houston, Texas 77002 and the telephone number is (832) 204-2700.

Petrohawk is an independent oil and natural gas company engaged in the exploration, development and production of predominately natural gas properties located in the United States. Petrohawk operates in two segments, oil and natural gas production and midstream operations. Petrohawk organizes its oil and natural gas operations into two principal regions: the Mid-Continent, which includes its Louisiana and East Texas properties, and the Western, which includes its South Texas properties. Petrohawk’s midstream segment consists of its wholly owned gathering and treating subsidiary, Hawk Field Services, LLC.

Available Information.  Petrohawk files periodic reports, proxy statements and other information with the SEC in accordance with the requirements of the Exchange Act. Petrohawk makes its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Forms 3, 4 and 5 filed on behalf of directors and officers, and any amendments to such reports available free of charge through Petrohawk’s corporate website at www.petrohawk.com as soon as reasonably practicable after such reports are filed with, or furnished to, the SEC. You may also read and copy any document Petrohawk files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, Petrohawk’s reports, proxy and information statements, and its other filings are also available to the public over the internet at the SEC’s website at www.sec.gov. The information contained in, accessible from or connected to Petrohawk’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Petrohawk’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Petrohawk Financial Forecasts.  During the course of the discussions that led to the execution of the Merger Agreement, Petrohawk’s management provided certain unaudited prospective financial information regarding Petrohawk’s future performance that was not publicly available to us and our financial advisors. The information provided included Petrohawk management’s projections of financial performance for Petrohawk for the remaining portion of fiscal year ending December 31, 2011, as well as for the fiscal years ending December 31 for each of 2012, 2013, 2014 and 2015 (without regard to the impact on Petrohawk of a transaction with Parent and Purchaser).

The following table summarizes unaudited prospective financial data for the fiscal years ending 2011 through 2015 provided by Petrohawk management:

CERTAIN UNAUDITED PROSPECTIVE FINANCIAL INFORMATION OF PETROHAWK

	Fiscal Year Ending December 31,
	2011	2012	2013	2014	2015

Production (Mmcfe/d)	965	1,171	1,518	1,961	2,378
Benchmark Prices
Natural Gas — NYMEX ($/Mmbtu)	$4.39	$4.80	$5.11	$5.41	$5.71
Crude Oil — NYMEX ($/Bbl)	$97.74	$99.25	$100.05	$99.98	$99.70
Adjusted EBITDA ($ in millions)(1)	$1,500	$2,012	$3,000	$4,177	$5,195
Capital Expenditures ($ in millions)	$2,973	$2,750	$2,875	$3,250	$3,450

(1)	Adjusted EBITDA is a non-GAAP measure and is used by Petrohawk’s management to measure the operating performance of the business. Petrohawk defines Adjusted EBITDA as EBITDA, after adding back unrealized gains and losses on derivative contracts, stock-based compensation and amortization of deferred gain on sale of gas gathering systems. Petrohawk defines EBITDA as income from continuing operations, net of income taxes before interest expense, interest income, income tax and depletion, depreciation and amortization.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME FROM CONTINUING OPERATIONS

	For the Fiscal Year Ending December 31,
	2011	2012	2013	2014	2015
	($ in millions)

Net income from continuing operations	$257	$511	$951	$1,537	$1,976
Interest expense and other	$282	$323	$350	$253	$131
Income tax provision	$160	$321	$598	$958	$1,236
Depletion, depreciation and amortization	748	913	1,180	$1,511	$1,832

EBITDA	$1,447	$2,068	$3,079	$4,259	$5,175

Unrealized gain on derivative contracts(1)	$115	—	—	—	—
Stock-based compensation	$31	$38	$49	$64	$77
Amortization of deferred gain	$(93)	$(94)	$(128)	$(146)	$(57)

Adjusted EBITDA	$1,500	$2,012	$3,000	$4,177	$5,195

(1)	Petrohawk does not forecast unrealized gains and losses on derivative contracts.

Petrohawk has advised us that it does not as a matter of course make public forecasts as to future performance, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. Petrohawk further advised us that the unaudited prospective financial information was not prepared with a view toward public disclosure, and therefore the inclusion of this information should not be regarded as an indication that any of Purchaser, Parent, BHP Billiton Limited, Petrohawk, their respective financial advisors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions with respect to matters such as industry performance and competition, general business, economic, market and financial conditions, commodity prices, demand for natural gas and oil, production growth, capacity utilization and additional matters specific to Petrohawk’s business, all of which are difficult to predict and many of which are beyond Petrohawk’s control. The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. The unaudited prospective financial information was not prepared with a view toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Petrohawk’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Certain matters discussed herein, including the unaudited prospective financial information above, are forward-looking in nature and inherently subject to significant uncertainties and contingencies, including industry performance and competition, general business, economic, market and financial conditions, commodity prices, demand for natural gas and oil, production growth, capacity utilization and other factors or risks described in the Schedule 14D-9, Petrohawk’s most recent Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Reports on Form 10-Q and other documents filed or furnished with the SEC.

Readers of this Offer to Purchase are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Purchaser, Parent, BHP Billiton Limited, Petrohawk or by any of their respective officers, directors, advisors or representatives to any stockholder of Petrohawk regarding the ultimate performance of Petrohawk compared to the information included in the above unaudited prospective financial information. NONE OF PURCHASER, PARENT, BHP BILLITON LIMITED, PETROHAWK AND THEIR RESPECTIVE OFFICERS, DIRECTORS, ADVISORS AND REPRESENTATIVES UNDERTAKES TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

8.	Certain Information Concerning Purchaser, Parent and BHP Billiton.

Purchaser.  Purchaser is a Delaware corporation and a wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Offer and the Merger. To date, Purchaser has not carried on any activities other than those related to its formation, the Merger Agreement, the Offer and the Merger. Purchaser has minimal assets and liabilities other than the contractual rights and obligations as set forth in the Merger Agreement. Following the consummation of the Offer and the satisfaction or waiver of the few remaining applicable conditions set forth in the Merger Agreement, Purchaser will merge with and into Petrohawk, with Petrohawk continuing as the Surviving Corporation. The principal executive offices of Purchaser are located at 1360 Post Oak Boulevard, Suite 150, Houston, Texas 77056. The business telephone number for Purchaser is (713) 961-8500.

Parent.  Parent is a Delaware corporation and a wholly owned subsidiary of BHP Billiton Limited. Parent is a member of the BHP Billiton Group (as defined below), which is a diversified natural resources company. The business address of Parent is 1360 Post Oak Boulevard, Suite 150, Houston, Texas 77056. The business telephone number for Parent is (713) 961-8500.

BHP Billiton Limited.  BHP Billiton Limited is incorporated in Victoria, Australia. The business address of BHP Billiton Limited is BHP Billiton Centre, 180 Lonsdale Street, Melbourne Victoria 3000, and its business telephone number is (61) 1300 55 47 57.

BHP Billiton Plc.  BHP Billiton Plc is incorporated in England and Wales (“BHP Billiton Plc”). The business address of BHP Billiton Plc is Neathouse Place, London, SW1V 1BH, United Kingdom and its business telephone number is (44 20) 7802 4000.

BHP Billiton Limited, BHP Billiton Plc and their respective subsidiaries together constitute the BHP Billiton Group (the “BHP Billiton Group”). BHP Billiton Limited and BHP Billiton Plc each retains their separate corporate identities and maintains their separate stock exchange listings, but they are operated and managed as if they are a single unified economic entity, with their boards and senior executive management comprising the same people. The BHP Billiton Group is the world’s largest diversified natural resources company. The BHP Billiton Group’s corporate objective is to create long-term value for shareholders through the discovery, development and conversion of natural resources, and the provision of innovative customer and market-focused solutions.

Additional Information.  Certain information concerning the directors and executive officers of BHP Billiton Limited is set forth in Annex A to this Offer to Purchase, certain information concerning the directors and executive officers of Parent and Purchaser is set forth in Annex B to this Offer to Purchase and certain information concerning the entities controlling Purchaser is set forth in Annex C to this Offer to Purchase.

Except as set forth elsewhere in this Offer to Purchase (including Annex A, Annex B and Annex C): (i) none of Purchaser, Parent or BHP Billiton Limited and, to the knowledge of Purchaser, Parent and BHP Billiton Limited after reasonable inquiry, none of the persons or entities listed in Annex A, Annex B and Annex C, and no associate or affiliate of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of Petrohawk, (ii) none of Purchaser, Parent or BHP Billiton Limited and, to the knowledge of Purchaser, Parent and BHP Billiton Limited after reasonable inquiry, none of the persons or entities referred to in clause (i) has effected any transaction in the Shares or any other equity securities of Petrohawk during the 60-day period preceding the date of this Offer to Purchase, (iii) none of Purchaser, Parent or BHP Billiton Limited and, to the knowledge of Purchaser, Parent and BHP Billiton Limited after reasonable inquiry, none of the persons listed on Annex A, Annex B and Annex C, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Petrohawk, (iv) during the two years prior to the date of this Offer to Purchase, there have been no transactions between Purchaser, Parent, BHP Billiton Limited, their respective subsidiaries or, to the knowledge of Purchaser, Parent and BHP Billiton Limited after reasonable inquiry, any of the persons listed in Annex A, Annex B and Annex C, on the one hand, and Petrohawk or any of its executive officers, directors or affiliates, on the other hand, (v) during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or contracts between Purchaser, Parent, BHP Billiton Limited, their respective subsidiaries or, to the knowledge of Purchaser, Parent or BHP Billiton Limited after reasonable inquiry, any of the persons listed in Annex A, Annex B and Annex C, on the one hand, and Petrohawk or any of its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets and (vi) there are no present or proposed material agreements, arrangements, understandings or relationships between Purchaser, Parent, BHP Billiton Limited or any of their respective executive officers, directors or affiliates, on the one hand, and Petrohawk or any of its executive officers, directors or affiliates, on the other hand.

Purchaser does not believe that its financial condition is relevant to a decision by a holder of Shares whether to tender Shares and accept the Offer because (i) the consummation of the Offer is not subject to any financing condition, (ii) the Offer is being made for all Shares solely for cash, (iii) if the Offer is consummated, Purchaser will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price) and (iv) Purchaser, through BHP Billiton Limited, has sufficient funds available to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger in light of BHP Billiton Limited’s financial capacity in relation to the amount of consideration payable and BHP Billiton Limited’s guarantee of Purchaser’s full and timely performance under the Merger Agreement, including Purchaser’s payment obligations with respect to the Offer and the Merger.

Available Information.  Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. You may read and copy any document filed by Purchaser, Parent and/or BHP Billiton Limited with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the Schedule TO and its exhibits and other information that Purchaser, Parent and/or BHP Billiton Limited has filed electronically with the SEC are also available to the public over the internet at the SEC’s website at www.sec.gov. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

9.	Source and Amount of Funds.

The Offer is not subject to any financing condition. Because BHP Billiton Limited has guaranteed the full and timely performance by Parent and Purchaser of their respective obligations under the Merger Agreement, including our payment obligations with respect to the Offer and the Merger, we believe that none of the business performance, financial condition and results of operations of Parent and Purchaser is material to a decision by a holder of the Shares whether to sell, hold or tender their Shares into the Offer.

The total amount of funds required by Parent and/or Purchaser to consummate the Offer and purchase all outstanding Shares in the Offer and to provide funding for the Merger is approximately $12.1 billion, plus related fees and expenses. In addition, up to approximately $1.5 billion of Petrohawk’s indebtedness, in addition to any amounts drawn on the Company Credit Agreement (as defined in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Company Indebtedness”) prior to the Acceptance Time, may be required to be repaid, along with additional related fees, expenses and settlement amounts, in connection with the consummation of the Offer and the Merger. BHP Billiton Limited expects to fund such cash requirements from its available cash and a $7.5 billion 364-day financing facility that BHP Billiton Limited intends to enter into shortly before the consummation of the Offer or, if such financing facility is not available for any reason, BHP Billiton Limited expects to fund such cash requirement from its available cash and/or available funding arrangements, including its commercial paper program.

Purchaser does not believe that its financial condition is relevant to a decision by a holder of Shares whether to tender such Shares in the Offer because (i) the consummation of the Offer is not subject to any financing condition, (ii) the Offer is being made for all Shares solely for cash, (iii) if the Offer is consummated, Purchaser will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price) and (iv) Purchaser, through BHP Billiton Limited, has sufficient funds available to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger in light of BHP Billiton Limited’s financial capacity in relation to the amount of consideration payable and BHP Billiton Limited’s guarantee of Purchaser’s full and timely performance under the Merger Agreement, including Purchaser’s payment obligations with respect to the Offer and the Merger and with respect to Petrohawk obligations that may be required to be repaid in connection with the Offer or the Merger.

10.	Background of the Offer; Past Contacts or Negotiations with Petrohawk.

References to BHP Billiton below in certain cases may be references to Parent, Purchaser or other entities that are affiliates of BHP Billiton Limited.

Background of the Offer

BHP Billiton regularly evaluates its business and plans and considers a variety of transactions to enhance its business. BHP Billiton has considered a number of alternatives for developing its oil and natural gas business, including acquisitions of other companies and businesses. As part of this process, beginning in May of 2010, BHP Billiton reviewed potential acquisition candidates in the oil and natural gas industry. During the course of this review, BHP Billiton determined that Petrohawk’s business and assets could complement BHP Billiton’s oil and natural gas business, particularly following on its recent Fayetteville shale asset acquisition, and could increase its overall existing resource base and presence in the United States.

In May 2011, representatives of Barclays Capital, on BHP Billiton’s behalf, contacted Floyd C. Wilson, the Chief Executive Officer of Petrohawk and the Chairman of the Petrohawk Board, to inquire about the possibility of Petrohawk meeting with representatives of BHP Billiton to discuss potential business opportunities, which Mr. Wilson agreed to arrange.

On June 2, 2011, Messrs. Yeager and Wilson spoke, and, during this conversation, Mr. Yeager indicated that BHP Billiton was exploring opportunities for U.S. shale plays and was potentially interested in discussing a possible transaction with Petrohawk. Mr. Wilson indicated that Petrohawk and the Petrohawk Board regularly consider a number of opportunities and could be open to such discussions. Messrs. Yeager and Wilson did not discuss any details regarding a potential transaction, including any possible purchase price. On that same day, representatives of Petrohawk and BHP Billiton also met to discuss certain technical information about Petrohawk’s operations.

On June 10, 2011, Mr. Yeager and Mr. Wilson had a telephone conversation to schedule a meeting to further discuss BHP Billiton’s potential interest in discussing a transaction with Petrohawk. During the call, Mr. Yeager stated that BHP Billiton would only be interested in proceeding on the basis of a consensual, friendly transaction and that he understood that the price that BHP Billiton was considering would have to represent a meaningful premium to the then-current valuation of Petrohawk.

On June 14, 2011, Messrs. Yeager and Wilson met in person. During this meeting, Mr. Yeager informed Mr. Wilson that BHP Billiton was interested in acquiring Petrohawk in an all-cash transaction at a price of $37.50 per Share, which price was viewed by BHP Billiton as a substantial premium and was subject only to confirmatory due diligence, approval of the board of directors of BHP Billiton Limited and BHP Billiton Plc and execution of a mutually agreed definitive transaction agreement. Mr. Yeager expressed to Mr. Wilson the importance of BHP Billiton having an exclusivity period during which it could complete its due diligence regarding Petrohawk and, to the extent Petrohawk remained interested, negotiate and agree upon a definitive transaction agreement. Consistent therewith, Mr. Yeager proposed that the parties enter into a customary confidentiality agreement containing a customary standstill provision with respect to BHP Billiton and a four-week exclusivity period during which Petrohawk and BHP Billiton would negotiate exclusively with each other with respect to a potential acquisition of Petrohawk. Mr. Yeager also informed Mr. Wilson that BHP Billiton would require that the definitive transaction agreement contain customary deal protections (including a no-shop obligation and a five-day match right period) and a termination fee of 3.5% of the transaction’s equity value payable in certain circumstances. Mr. Yeager also informed Mr. Wilson that a key factor in BHP Billiton’s determination of whether to proceed with a transaction involving Petrohawk was BHP Billiton’s ability to retain Petrohawk’s employees due to their technical capability and unique knowledge of the assets. At the conclusion of the meeting, Mr. Yeager delivered a letter (the “June 14 letter”) on behalf of BHP Billiton to Mr. Wilson on behalf of the Petrohawk Board proposing terms consistent with those discussed by Mr. Yeager at the meeting.

On June 16, 2011, Mr. Wilson informed Mr. Yeager that the Petrohawk Board was still considering whether it would be interested in exploring a potential transaction with BHP Billiton but that he expected to have a response to the June 14 letter the following week.

On June 20, 2011, Mr. Wilson called Mr. Yeager in response to the terms proposed in the June 14 letter, indicating that the Petrohawk Board had reviewed and discussed BHP Billiton’s proposal and believed that the offer needed to be improved. Mr. Wilson indicated that Petrohawk would be prepared to engage in discussions with BHP Billiton to determine if the parties could agree upon mutually acceptable terms if the price per

Share was increased to $40.00, the match right period was reduced to 48 hours and the termination fee was reduced to 3.25% of the transaction’s equity value. Mr. Yeager countered with a price per Share of $38.75, indicating that he believed that the board of directors of BHP Billiton Limited and BHP Billiton Plc would be willing to increase the offer to that price and to reduce the proposed termination fee and match right period provided that Petrohawk agreed to negotiate exclusively with BHP Billiton for a period of time. Mr. Yeager informed Mr. Wilson, however, that the board of directors of BHP Billiton Limited and BHP Billiton Plc would have to approve these adjustments to the terms of the June 14 letter. Later that same day, Mr. Wilson called Mr. Yeager again to inform him that the Petrohawk Board had approved Petrohawk entering into exclusive discussions with BHP Billiton on the terms discussed that day and, on June 21, 2011, Mr. Wilson delivered, on behalf of the Petrohawk Board, to Mr. Yeager a letter (the “June 21 letter”) consistent with their conversations on the preceding day, including a price of $38.75 per Share.

Also on June 20, 2011, representatives of BHP Billiton delivered to representatives of Petrohawk a draft of a confidentiality, exclusivity and standstill agreement, which contained a standstill provision and provided for a four-week period during which Petrohawk and BHP Billiton would negotiate exclusively with each other with respect to a potential acquisition of Petrohawk.

Later on June 21, 2011, representatives of Petrohawk delivered to representatives of BHP Billiton comments on the draft confidentiality, exclusivity and standstill agreement. From that date until the confidentiality, exclusivity and standstill agreement was executed on June 23, 2011, representatives of each of Petrohawk and BHP Billiton negotiated the terms of the confidentiality, exclusivity and standstill agreement. Also on June 21, 2011, representatives of BHP Billiton sent a list of requested due diligence items to representatives of Petrohawk.

On June 22, 2011, Mr. Yeager delivered a presentation to the board of directors of BHP Billiton Limited and BHP Billiton Plc providing an update on discussions to date with Petrohawk, a summary of the June 14 letter, a summary of the June 21 letter and a summary of the proposed structure of the transaction as a tender offer. The board of directors of BHP Billiton Limited and BHP Billiton Plc approved the continuation of discussions with representatives of Petrohawk regarding the potential acquisition.

On June 23, 2011, representatives of Petrohawk and BHP Billiton executed the confidentiality, exclusivity and standstill agreement, which included a standstill provision and an exclusivity period ending at 11:59 P.M. (New York City time) on July 14, 2011, subject to an exception permitting Petrohawk and the Petrohawk Board to respond to an alternative transaction proposal.

Following the execution of the confidentiality, exclusivity and standstill agreement, on June 23, 2011, representatives of BHP Billiton and representatives of Petrohawk held an initial due diligence conference call, which was followed on the same date by the opening of an online data room through which Petrohawk made due diligence materials available to BHP Billiton and its representatives. On June 25, 2011, representatives of Petrohawk presented to representatives of BHP Billiton certain non-public technical information about Petrohawk’s operations that was made available in the online data room. Over the following two and a half weeks until July 14, 2011, representatives of BHP Billiton performed a due diligence investigation of Petrohawk. During this time, BHP Billiton, Petrohawk and their representatives held numerous due diligence calls and Petrohawk added materials to its online data room on an ongoing basis.

Also during the diligence period, Mr. Yeager discussed with Mr. Wilson the importance to BHP Billiton of retaining Petrohawk’s employees, and Mr. Yeager informed Mr. Wilson of BHP Billiton’s desire to have certain executives, officers and other employees of Petrohawk enter into retention agreements concurrently with entering into any definitive agreement with respect to the acquisition of Petrohawk. During the course of this period, representatives of Petrohawk and BHP Billiton met on several occasions to discuss BHP Billiton’s retention proposals, including the different tiers of personnel covered and the proposed terms for each such tier.

On June 30, 2011, representatives of BHP Billiton delivered to representatives of Petrohawk a draft of the Merger Agreement.

On July 5, 2011, outside counsel for Petrohawk, Simpson Thacher & Bartlett LLP (“STB”), and outside counsel for BHP Billiton, Sullivan & Cromwell LLP (“S&C”), discussed certain aspects of the draft Merger Agreement, and thereafter STB delivered to S&C comments on the draft of the Merger Agreement. During the period from July 6, 2011 through July 14, 2011, BHP Billiton, Petrohawk and their respective counsel negotiated the terms of the Merger Agreement, exchanging several drafts and rounds of comments. Also during this period, representatives of BHP Billiton, certain executives, officers and other employees of Petrohawk and their respective counsel negotiated the terms of retention agreements to be executed by each of them with Petrohawk and, in certain cases, with BHP Billiton, concurrent with the execution of the Merger Agreement, with each retention agreement to be effective as of the Acceptance Time.

On July 12, 2011, the board of directors of BHP Billiton Limited and BHP Billiton Plc met to further consider the potential acquisition of Petrohawk. The board of directors endorsed the continued pursuit of the possible acquisition of Petrohawk.

On July 14, 2011, following the close of trading on the NYSE, Petrohawk informed BHP Billiton that the Petrohawk Board had unanimously (i) approved, and declared advisable, the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth therein, (ii) determined that the Merger Agreement and such transactions are fair to, and in the best interests of, Petrohawk and its stockholders and (iii) resolved to recommend that Petrohawk’s stockholders accept the Offer, tender their Shares into the Offer and, to the extent required by applicable law, adopt the Merger Agreement.

Also on July 14, 2011, following the close of trading on the NYSE, the board of directors of BHP Billiton Limited and BHP Billiton Plc met again and approved the acquisition of Petrohawk in accordance with the Merger Agreement, including the anticipated commencement of the Offer, and the entry into the retention agreements.

Later on July 14, 2011, following the meeting of the board of directors of BHP Billiton Limited and BHP Billiton Plc, the Merger Agreement was executed and delivered on behalf of each of BHP Billiton Limited, Parent, Purchaser and Petrohawk, and shortly thereafter BHP Billiton and Petrohawk issued a joint press release announcing such agreement. Simultaneously with the execution of the Merger Agreement, certain executives, officers and other employees of Petrohawk executed retention agreements with Petrohawk and, in certain cases, with BHP Billiton, with each retention agreement to be effective as of the Acceptance Time.

On July 25, 2011, Purchaser commenced the Offer described in this Offer to Purchase.

Petrohawk’s description of its review process is contained in the Schedule 14D-9.

Past Contacts, Transactions, Negotiations and Agreements.

For information on the Merger Agreement and the other agreements between Purchaser and Petrohawk and their respective related parties, see Section 8 — “Certain Information Concerning Parent and Purchaser” and Section 11 — “The Merger Agreement, Other Agreements.”

11.	The Merger Agreement; Other Agreements.

The Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Purchaser, Parent and BHP Billiton — Available Information.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about BHP Billiton Limited, Parent, Purchaser and Petrohawk or any of their respective affiliates contained in this Offer to Purchase or in their respective public reports filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about BHP Billiton Limited, Parent, Purchaser and Petrohawk or any of their respective affiliates contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by BHP Billiton Limited, Parent, Purchaser and Petrohawk were qualified and subject to important limitations agreed to by BHP Billiton Limited, Parent, Purchaser and Petrohawk in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Offer or the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures were not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Offer to Purchase.

The Offer

The Merger Agreement provides that Purchaser will commence the Offer on or before July 25, 2011, and that, subject to the satisfaction of the Minimum Condition and other conditions that are described in Section 15 — “Conditions to the Offer,” Parent will cause Purchaser to accept for payment, and Purchaser will accept for payment, all Shares validly tendered and not properly withdrawn promptly following the Expiration Date. The initial Expiration Date will be 12:00 midnight, New York City time, at the end of Friday, August 19, 2011.

Terms and Conditions of the Offer

The obligations of Purchaser to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Section 15 — “Conditions to the Offer.” The Offer conditions are for the sole benefit of Purchaser, and Purchaser may waive, in whole or in part, any condition to the Offer from time to time, in its sole discretion, provided that the Purchaser may not waive the Minimum Condition, or amend or modify any of the other conditions to the Offer in a manner that is, or would reasonably be expected to be, adverse to Petrohawk’s stockholders, in each case, without the prior written consent of Petrohawk.

For purposes of the Merger Agreement, including the exercise of the Top-Up Option, and the Offer, unless mutually agreed by Parent and Petrohawk, any Shares subject to notices of guaranteed delivery will be deemed not to be validly tendered into the Offer unless and until the Shares underlying such notices of guaranteed delivery are delivered to or on behalf of Purchaser.

Extensions of the Offer; Subsequent Offering Period

The Merger Agreement provides that Purchaser will extend the Offer (i) for any period required by the U.S. federal securities laws or any rule, regulation, interpretation or position of the SEC or its staff with respect to the U.S. federal securities laws or the rules and regulations of the NYSE applicable to the Offer or as may be required by any other governmental entity and (ii) unless the Merger Agreement has been earlier terminated in accordance with its terms, for periods of not more than 10 business days if, at any scheduled Expiration Date any condition to the Offer has not been satisfied or waived, until the Outside Date. If the Acceptance Time has occurred and Purchaser has paid for all Shares validly tendered and not withdrawn pursuant to the Offer and Purchaser does not beneficially own, together with Parent, at least 90% of the then-outstanding Shares on a fully diluted basis, Purchaser may elect to provide a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act, of neither less than three business days nor, without the consent of Petrohawk, more than 15 business days.

Recommendation

The Petrohawk Board has, at a meeting duly called and held, unanimously (i) approved, and declared advisable, the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth therein, (ii) determined that the Merger Agreement and such transactions are fair to, and in the best interests of, Petrohawk and its stockholders and (iii) resolved to recommend that Petrohawk’s stockholders accept the Offer, tender their Shares into the Offer and, to the extent required by applicable law, adopt the Merger Agreement (items (i) through (iii), the “Company Recommendation”), (iv) directed that, to the extent required by applicable law after the Acceptance Time, the Merger Agreement be submitted to Petrohawk’s stockholders for their adoption either at a stockholders meeting duly called and held for such purpose or pursuant to an action by written consent and (v) approved the Merger Agreement and such transactions for purposes of Section 203 of the DGCL.

Petrohawk’s Board of Directors

If the Minimum Condition is satisfied and Purchaser accepts for payment and pays for the Shares tendered into the Offer, Parent will be entitled to elect or designate a number of directors, rounded up to the next whole number (subject to a maximum of eight designees in the event that the size of the Petrohawk Board is set to its currently maximum size of 11), to Petrohawk’s Board that is equal to the total number of directors on Petrohawk’s Board (giving effect to the increase described in this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent and its affiliates (including any such Shares as are accepted for payment and paid for pursuant to the Offer) bears to the total number of Shares issued and outstanding, and Petrohawk will cause Parent’s designees to be elected or appointed to the Petrohawk Board, including by increasing the number of directors, seeking and accepting resignations from incumbent directors and taking any other necessary actions. At such time, Petrohawk will also cause directors designated by Parent to constitute the proportional number of members, rounded up to the next whole number, on each committee of the Petrohawk Board (other than the Independent Directors Committee), and, if requested by Parent, each board of directors (or similar governing body) of each subsidiary of Petrohawk, to the fullest extent permitted by applicable law and the rules of the NYSE.

Parent and Petrohawk have agreed that, in the event directors designated by Parent are elected or appointed to the Petrohawk Board, until the Effective Time, they will use their respective reasonable best efforts to (i) cause at least three Independent Directors to remain as directors, and if at any time there are fewer than three Independent Directors, Petrohawk’s Board will take all action necessary to appoint replacement Independent Director(s), (ii) cause at least one of the Independent Directors to be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and (iii) designate and continue the existence of the Independent Director Committee to be composed solely of the three Independent Directors. After directors designated by Parent are elected or appointed to the Petrohawk Board and prior to the Effective Time, a majority vote of the members of the Independent Director Committee will be required for Petrohawk to authorize (i) any termination of the Merger Agreement by Petrohawk, (ii) any amendment of the Merger Agreement by Petrohawk, (iii) any extension of the time for the performance of any of the obligations or actions under the Merger Agreement by Parent or Purchaser, (iv) any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of Petrohawk or its stockholders, (v) except as contemplated by the Merger Agreement, any amendment of any governing documents of Petrohawk that would reasonably be expected to adversely affect the holders of Shares (other than Parent or Purchaser) or (vi) the taking of any other action or the making of any other determination of the Petrohawk Board under or in connection with the Merger Agreement if such action would reasonably be expected to adversely affect the holders of Shares (other than Parent or Purchaser).

Top-Up Option

Pursuant to the Merger Agreement, Petrohawk has granted to Purchaser the Top-Up Option, which is an irrevocable option that Purchaser may, but is not obligated to, exercise following the Acceptance Time, to purchase from Petrohawk at a price per Share equal to the Offer Price multiplied by the number of Shares that, when added to the number of Shares already owned by Parent and its affiliates immediately prior to the time of such exercise, will constitute one Share more than the number of Shares necessary for Purchaser to be merged into Petrohawk without any vote or written consent of stockholders in accordance with the “short-form” merger provisions of Section 253 of the DGCL. However, in no event will the Top-Up Option be exercisable to the extent that the number of Shares to be issued pursuant to the Top-Up Option would exceed the number of Petrohawk’s then-authorized and unissued Shares that are not otherwise reserved or committed to be issued and unless, immediately after the issuance of Shares pursuant to the Top-Up Option, Parent and its affiliates would own at least one Share more than the number of Shares necessary for Purchaser to effect such a “short-form” merger (after giving effect to the issuance of newly issued Shares pursuant to the Top-Up Option). The Top-Up Option is intended to expedite the timing of the consummation of the Merger (after consummation of the Offer, at which time Petrohawk would be a majority-owned subsidiary of Parent, who would have the requisite voting power to cause stockholder adoption of the Merger Agreement, even without exercise of the Top-Up Option) by permitting the Merger to occur pursuant to Delaware’s “short-form” merger statute, Section 253 of the DGCL, without any vote or written consent of Petrohawk’s stockholders.

If the Top-Up Option is exercised, Purchaser will pay to Petrohawk the purchase price owed by Purchaser to Petrohawk to purchase that number of newly issued, fully paid and nonassessable Shares required for the consummation of the exercise of the Top-Up Option, at Purchaser’s option, (i) in cash, by wire transfer of same-day funds or (ii) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of such newly issued Shares pursuant to the Top-Up Option and (y) executing and delivering to Petrohawk a promissory note, with such terms as specified in the Merger Agreement, having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash.

For the avoidance of doubt, the parties to the Merger Agreement have agreed and acknowledged that, in any appraisal proceeding with respect to the Merger and to the fullest extent permitted by applicable law, the Surviving Corporation will not assert that the fair value of Shares subject to the appraisal proceeding in accordance with Section 262 of the DGCL should be considered with regard to the Top-Up Option, any Shares issued through the exercise of the Top-Up Option or any cash or promissory note delivered by Purchaser to Petrohawk in payment for such Shares issued through the exercise of the Top-Up Option.

The Merger

The Merger Agreement provides that, following the consummation of the Offer, and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time:

•	Purchaser will be merged with and into Petrohawk and, as a result of the Merger, the separate corporate existence of Purchaser will cease;

•	Petrohawk will be the Surviving Corporation in the Merger and will become a wholly owned subsidiary of Parent; and

•	all of the property, assets, rights, privileges, immunities, powers and franchises of Purchaser and Petrohawk will vest in Petrohawk as the Surviving Corporation, and all of the debts, liabilities and duties of Purchaser and Petrohawk will become the debts, liabilities and duties of Petrohawk as the Surviving Corporation.

Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation.  At the Effective Time, the certificate of incorporation of the Surviving Corporation will read in its entirety as set forth in Exhibit B attached to the Merger Agreement. The bylaws of Purchaser as in effect immediately prior to the Effective Time will, promptly following the Effective Time, be the bylaws of the Surviving Corporation (except that the references to Purchaser’s name will be replaced by references to Petrohawk Energy Corporation). The directors of Purchaser immediately prior to the Effective Time will become the only directors of the Surviving Corporation at the Effective Time and the officers of Petrohawk at such time will become the officers of the Surviving Corporation.

Merger Closing Conditions.  The obligations of Parent and Purchaser, on the one hand, and Petrohawk, on the other hand, to consummate the Merger are each subject to the satisfaction or (to the extent permitted by applicable law) the waiver of the following conditions:

•	The adoption of the Merger Agreement by the affirmative vote or written consent of the holders of at least a majority of the then-outstanding Shares, if required by applicable law;

•	No governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order or taken any other action that is in effect and makes illegal, restrains, enjoins or otherwise prohibits the consummation of the Merger on the terms contemplated by the Merger Agreement (any law or order that is in effect and makes illegal, restrains, enjoins or otherwise prohibits the Offer or the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement on the terms contemplated by the Merger Agreement, a “Restraining Order”); and

•	Purchaser has accepted for payment and paid for all Shares validly tendered and not properly withdrawn pursuant to the Offer.

Merger Consideration.  At the Effective Time, each Share (each, an “Eligible Share”) issued and outstanding immediately prior to such time (other than Shares then owned by Parent, Petrohawk or any of their respective direct or indirect wholly owned subsidiaries, in each case other than on behalf of third parties, and Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will cease to be issued and outstanding, will be cancelled, will cease to exist and will be converted into the right to receive an amount in cash equal to the Offer Price, without interest, less any required withholding taxes.

Payment for Shares.  Before the Effective Time, Parent will designate a bank or trust company reasonably acceptable to Petrohawk to make payment of the consideration payable in the Merger (the “Paying Agent”). At the Effective Time and from time to time thereafter to the extent necessary, Parent will deposit or cause to be deposited with the Paying Agent, for the benefit of holders of Eligible Shares, cash in immediately available funds necessary to pay the aggregate consideration payable in the Merger.

As soon as reasonably practicable after the Effective Time and in no event later than three business days thereafter, the Paying Agent will send to each holder of Shares (other than Shares then owned by Parent, Petrohawk or any of their respective direct or indirect subsidiaries, in each case other than on behalf of third parties) a letter of transmittal and instructions advising the stockholders how to surrender Eligible Shares represented by certificates (“Company Certificates”) or book-entry (“Company Book-Entry Shares”) in exchange for the consideration payable in the Merger, which is an amount in cash equal to the Offer Price. The Paying Agent will pay the consideration payable in the Merger to the holders of Eligible Shares upon (1) surrender of a Company Certificate, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions therein, and such other documents as may be required pursuant to such instructions or (2) delivery to the Paying Agent of an “agent’s message” in respect of Company Book-Entry Shares (or such other evidence, if any, of transfer as the Paying Agent may reasonably request). Interest will not be paid or accrue in respect of the consideration payable in the Merger. The Surviving Corporation will reduce the amount of any consideration payable in the Merger paid to the stockholders by any applicable withholding taxes.

If any cash deposited with the Paying Agent is not claimed within 180 days following the Effective Time, such cash will be returned to the Surviving Corporation, upon its demand, and any stockholders who have not theretofore complied with Share exchange procedures in the Merger Agreement will thereafter look only to the Surviving Corporation for payment of their claims for the consideration payable in the Merger, without interest, less any applicable withholding taxes.

The transmittal instructions will include instructions if the stockholder has lost a Company Certificate or if it has been stolen or destroyed. The stockholder will have to provide an affidavit to that fact and, if required by Parent, post a bond in a customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it in respect of such Company Certificate.

Treatment of Petrohawk Equity Awards

Options.  Except as agreed by Parent and a holder thereof, each Company Stock Option granted under Petrohawk’s stock option plans, whether vested or unvested, outstanding immediately prior to the Acceptance Time will be cancelled immediately prior to the Acceptance Time in exchange for the right to receive an amount in cash equal to the product of (i) the total number of Shares subject to such Company Stock Option and (ii) the excess, if any, of the Offer Price over the exercise price per Share subject to such Company Stock Option, with the aggregate amount of such payment rounded to the nearest cent, less any amount required to be withheld or deducted under any provision of U.S. federal, state or local tax law. Petrohawk will pay these cash payments to the holders of Company Stock Options at or as soon as reasonably practicable after the Acceptance Time.

Stock Appreciation Rights.  Except as agreed by Parent and a holder thereof, each outstanding Company SAR granted under Petrohawk’s stock appreciation rights plans, whether vested or unvested, outstanding immediately prior to the Acceptance Time will be cancelled immediately prior to the Acceptance Time in exchange for the right to receive an amount in cash equal to the product of (i) the total number of Shares subject to such Company SAR and (ii) the excess, if any, of the Offer Price over the exercise price per Share subject to such Company SAR, with the aggregate amount of such payment rounded to the nearest cent, less any amount required to be withheld or deducted under any provision of U.S. federal, state or local tax law. Petrohawk will pay these cash payments to the holders of Company SARs at or as soon as reasonably practicable after the Acceptance Time.

Restricted Shares.  Except as agreed by Parent and a holder thereof, immediately prior to the Acceptance Time, each Restricted Share that has not previously vested as of immediately prior to the Acceptance Time will be cancelled in exchange for the right to receive at the Acceptance Time an amount per Restricted Share in cash equal to the Offer Price, less such amounts as are required to be withheld or deducted under any provision of U.S. federal, state or local tax law. Any Restricted Shares that vest prior to the cancellation contemplated by the preceding sentence will be treated as Shares for all purposes of the Merger Agreement. Petrohawk will pay these cash payments to the holders of Restricted Shares at or as soon as reasonably practicable after the Acceptance Time.

Immediately following the Acceptance Time, Parent will deposit or cause to be deposited with Petrohawk an aggregate amount of cash sufficient to pay consideration in respect of the Company Stock Options, Company SARs and Restricted Shares.

Representations and Warranties

The Merger Agreement contains representations and warranties of BHP Billiton Limited, Parent, Purchaser and Petrohawk.

Some of the representations and warranties in the Merger Agreement made by Petrohawk are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, “Material Adverse Effect” means any change, effect, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, results of operations, assets or liabilities of Petrohawk and its subsidiaries, taken as a whole, but does not include:

•	changes, effects, occurrences or circumstances to the extent resulting from:

•	changes resulting from the negotiation, execution or announcement of the transactions contemplated by the Merger Agreement, including any adverse change in customer, distributor, employee, supplier, financing source or joint venture partner or similar relationships, including as a result of the identity of Parent (except with respect to certain representations specified in the Merger Agreement to the extent that the purpose of such specified representation is to address the consequences resulting from the execution and delivery of the Merger Agreement or the performance or obligations or satisfaction of conditions under the Merger Agreement);

•	the taking of any action required by, or refraining from taking of any action as required by, the Merger Agreement (except the requirement to operate in the ordinary course of business); or

•	to the extent the following changes, effects, occurrences or circumstances do not materially and disproportionately impact Petrohawk and its subsidiaries, taken as a whole, compared to other participants engaging principally in the exploration and development of oil and gas in shale and tight sands formation in the United States:

•	changes in general economic, financial or other capital market conditions (including prevailing interest rates);

•	changes in applicable law or GAAP or the interpretation thereof;

•	changes or conditions generally affecting the oil and gas exploration, development and/or production industry or industries in the United States (including changes in oil, gas or other commodity prices);

•	any outbreak, escalation or occurrence after the date of the Merger Agreement of major hostilities or any acts of terrorism, and earthquakes, tornados, hurricanes, floods, droughts or other natural disasters; or

•	any failure, in and of itself, of Petrohawk to meet any internal or analyst projections, forecasts or estimates of revenue, earnings or other operating metrics for any period or any decrease in the market price or trading volume of Shares (provided that the exception described in this bullet point will not apply to the underlying causes of any such failure or decrease or prevent any of such underlying causes from being taken into account in determining whether a Material Adverse Effect has occurred).

In the Merger Agreement, Petrohawk has made customary representations and warranties to Parent and Purchaser with respect to, among other things:

•	the organization, valid existence, good standing and qualification to do business of Petrohawk and its subsidiaries;

•	ownership of the equity securities of Petrohawk’s subsidiaries;

•	Petrohawk’s capitalization;

•	corporate authorization and validity of the Merger Agreement;

•	the declaration of advisability of the Merger Agreement and the Offer and the Merger and the approval of the Merger Agreement and the Offer by the Petrohawk Board;

•	the absence of any conflict between the execution of the Merger Agreement and the consummation of the Offer and the Merger, on the one hand, and the organizational or governing documents of Petrohawk and its subsidiaries, applicable laws or certain agreements of Petrohawk and its subsidiaries, on the other hand;

•	required government filings, approvals and notices;

•	Petrohawk’s SEC filings;

•	Petrohawk’s financial statements;

•	the absence of undisclosed liabilities and off-balance sheet arrangements;

•	Petrohawk’s compliance with NYSE listing and governance regulations, and maintenance of required disclosure controls and procedures;

•	the absence of certain changes or events;

•	the absence of any written claims, litigation or investigations;

•	Petrohawk’s regulatory status;

•	the accuracy of certain material data provided by Petrohawk to unaffiliated persons in connection with the preparation of reports by such persons estimating Petrohawk’s proved oil and gas reserves that have been delivered to Parent, the consistency of those reports with Petrohawk’s own evaluation of its reserves and the absence of certain changes with respect to those reports;

•	material contracts and the absence of any defaults under material contracts;

•	Petrohawk’s (and to Petrohawk’s knowledge, certain third-party operators’) compliance with applicable laws and Petrohawk’s possession of all governmental licenses and permits necessary to conduct its business;

•	environmental matters, including compliance of Petrohawk, and to its knowledge certain third-party operators, with applicable environmental laws;

•	labor matters;

•	employee benefits matters, including the status of employee benefit plans;

•	tax matters, including filing of material tax returns and payment of material taxes;

•	title to owned oil and gas interests and other real properties and major equipment;

•	drilling, completion, development, production and operation of oil and gas interests;

•	intellectual property matters, including absence of infringement of rights of others;

•	Petrohawk’s and its subsidiaries’ outstanding derivatives positions;

•	insurance coverage;

•	the inapplicability of any anti-takeover law to the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	the accuracy of information supplied by Petrohawk for inclusion in this Offer to Purchase, and the absence of material untrue statements or omissions in the Schedule 14D-9 and any proxy or information statement relating to the Merger;

•	parties entitled to financial advisory fees based on Petrohawk’s arrangements;

•	the receipt by the Petrohawk Board of an opinion from Goldman Sachs & Co. to the effect that, as of the date of the Merger Agreement and based upon and subject to the limitations and assumptions set forth therein, the Offer Price and the consideration payable in the Merger to be paid to the holders (other than BHP Billiton Limited and its affiliates) of Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders; and

•	the absence of undisclosed affiliate transactions.

In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to Petrohawk with respect to, among other things:

•	the organization, valid existence, good standing and qualification to do business of Parent and Purchaser;

•	corporate authorization and validity of the Merger Agreement;

•	the absence of any conflict between the execution of the Merger Agreement and the consummation of the Offer and the Merger, on the one hand, and the organizational or governing documents of Parent and Purchaser, applicable laws or certain agreements of Parent and Purchaser, on the other hand;

•	required government filings, approvals and notices;

•	the accuracy of information supplied by Parent and Purchaser for inclusion in the Schedule 14D-9 and any proxy or information statement relating to the Merger, and the absence of material untrue statements or omissions in this Offer to Purchase;

•	Purchaser’s capitalization, ownership of its equity securities and its operations;

•	availability of funds necessary to perform their respective obligations under the Merger Agreement, including the payment of the aggregate Offer Price and consideration payable in the Merger;

•	parties entitled to financial advisory fees based on Parent and Purchasers’ arrangements;

•	the absence of any required vote of the stockholders of Parent or its affiliates (other than Purchaser) to consummate the transactions contemplated by the Merger Agreement; and

•	lack of ownership of Shares by Parent or any of its affiliates.

In the Merger Agreement, BHP Billiton Limited has made customary representations and warranties to Petrohawk with respect to, among other things:

•	the organization, valid existence, good standing and qualification to do business of BHP Billiton Limited;

•	corporate authorization and validity of the Merger Agreement; and

•	the absence of any conflict between the execution of the Merger Agreement and the consummation of the Offer and the Merger, on the one hand, and the organizational or governing documents of BHP Billiton Limited, applicable laws or certain agreements of BHP Billiton Limited, on the other hand.

None of the representations and warranties contained in the Merger Agreement survives the consummation of the Merger.

Conduct of Business of Petrohawk

The Merger Agreement provides that, except (i) with the prior written consent of Parent (which cannot be unreasonably withheld, conditioned or delayed), (ii) as expressly contemplated or permitted by the Merger Agreement or required by applicable law or (iii) as previously disclosed to Parent in connection with entering into the Merger Agreement, Petrohawk has agreed that, after the date of the Merger Agreement, and prior to the Effective Time, it will, and will cause each of its subsidiaries to, carry on its business in all material respects in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to:

•	preserve intact its current business organizations;

•	keep available the services of its present directors, officers and key employees;

•	maintain its material permits issued by governmental entities;

•	maintain its existing relationships and goodwill with its material customers, lenders, suppliers, contractors, joint venture parties, working interest parties and others having business dealings with it and with governmental entities with jurisdiction over oil-and gas-related matters; and

•	maintain all oil and gas leases, other material real property owned or leased by Petrohawk and its subsidiaries and all material personal property used by Petrohawk and its subsidiaries and necessary to carry on its business in the ordinary and usual course consistent with past practice (but with no obligation, subject to certain limitations set forth in the Merger Agreement, to renew or extend any leases or to exercise rights or options under leases).

In addition, during the same period, except as previously disclosed to Parent in connection with entering into the Merger Agreement, as expressly contemplated or permitted by the Merger Agreement, or required by applicable law or with the prior written consent of Parent (which consent cannot be unreasonably withheld, conditioned or delayed), Petrohawk will not, and will not permit any of its subsidiaries to, take certain actions (subject to certain further exceptions to the individual restrictions set forth in the Merger Agreement, including in certain circumstances exceptions relating to Petrohawk’s ordinary course of business consistent with past practice), including the following:

•	declare, set aside or pay any dividends or other distributions, other than dividends or distributions by a wholly owned subsidiary of Petrohawk to Petrohawk or another wholly owned subsidiary of Petrohawk;

•	split, combine, subdivide or reclassify any of its equity interests or issue or authorize the issuance of any equity securities;

•	purchase, redeem or otherwise acquire any of its equity securities other than as expressly required by the terms of Petrohawk’s stock plans, in the ordinary course in connection with the exercise of Company Stock Options or the vesting of Company SARs or Restricted Shares (including to pay taxes or satisfy withholding obligations) or as required by certain contracts between Petrohawk or its subsidiaries and their directors or employees;

•	issue, sell, grant or otherwise encumber any equity securities or convertible securities of Petrohawk or any of its subsidiaries, except issuances upon the exercise of Company Stock Options or Company SARs or issuances of securities of a wholly owned subsidiary of Petrohawk to Petrohawk or another wholly owned subsidiary;

•	amend its certificate of incorporation or bylaws or similar organizational documents;

•	acquire interests or assets or enter into a binding contract to form or join any partnership or joint venture other than acquisitions and other transactions in which the consideration paid or payable by Petrohawk and its subsidiaries would not reasonably be expected to exceed $100 million in the aggregate;

•	sell, lease, assign, license, grant, extend, amend, subject to liens (other than certain permitted liens), waive or modify any material rights in or to, cancel, abandon or otherwise transfer or dispose of, all or any part of its assets, rights or properties other than dispositions where the fair market value does not exceed $100 million in the aggregate;

•	redeem, repurchase, prepay, cancel, incur, otherwise acquire or modify in any material respect the terms of any indebtedness or assume, guarantee, endorse or otherwise become responsible for, any such indebtedness of another person or issue or sell any debt securities, other than under existing facilities, in an aggregate amount not to exceed $750 million at any time outstanding (and not to exceed $350 million during the first sixty days after the date of the Merger Agreement);

•	make any loans (other than pursuant to Company Stock Option cashless exercise program established under U.S. Sarbanes-Oxley Act of 2002, as amended), advances or capital contributions to, or investments in, any person other than to Petrohawk or one of its wholly owned subsidiaries or advances required under the terms of joint operating agreements or other oil and gas contracts;

•	make capital expenditures other than capital expenditures set forth in Petrohawk’s annual capital expenditure budget as adjusted in the ordinary course of business consistent with past practice (provided that such adjustments do not increase or decrease annual capital expenditures by more than 10% in the aggregate or increase the geographic operating areas of Petrohawk);

•	settle or compromise any action where the amount paid in settlement or compromise exceeds $10 million individually or $25 million in the aggregate, except that Petrohawk may not settle any stockholder action against Petrohawk relating to the transactions contemplated by the Merger

Agreement without Parent’s prior written consent (which consent cannot to be unreasonably withheld, conditioned or delayed);

•	enter into, amend, terminate, waive rights under or transfer any material contract;

•	enter into new contracts to sell hydrocarbons (which may in no event have a duration longer than 60 days);

•	except as required by any applicable law, written agreements, benefit plans existing on the date of the Merger Agreement or as disclosed to Parent and Purchaser in connection with entering into the Merger Agreement, (i) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer, employee or other “service provider” (as defined in Section 409A of the U.S. Internal Revenue Code of 1986, as amended) of Petrohawk or any of its subsidiaries, (ii) enter into any employment, change of control, termination, severance or retention agreement with any employee of Petrohawk, other than an offer letter or employment agreement with any new hire providing total annual cash compensation of less than $200,000 and otherwise containing terms consistent with those provided to non-officer employees in the ordinary course of business consistent with past practice, (iii) establish, adopt, enter into or amend any benefit plan, collective bargaining agreement, plan, trust, fund, policy or arrangement, except for ministerial amendments, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit plan, to the extent not already provided in any such benefit plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (vi) forgive any loans to directors, officers, employees or other “service providers” of Petrohawk or any of its subsidiaries;

•	make any change in accounting methods, principles or practices, except as required by GAAP;

•	make or change any material tax election, compromise any material tax liability, amend any material tax return or change any material method of tax accounting;

•	adopt a plan of complete or partial liquidation;

•	enter into or become bound by any contract that would reasonably be expected to, after the Effective Time, limit or restrict, in any material respect, the ability of Petrohawk, Parent or the Surviving Corporation or their respective affiliates from competing in any geographic location or with any person;

•	make or assume any derivatives, subject to certain aggregate limitations;

•	enter into any commitment or agreement to license or purchase seismic data;

•	enter into any material new line of business;

•	effectuate a plant closing or mass lay-off; or

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

No Solicitation

Petrohawk has agreed that neither it nor its subsidiaries nor any of their respective directors or officers will, and that Petrohawk will use its reasonable best efforts to cause its other representatives and employees not to, directly or indirectly:

•	solicit, initiate or knowingly encourage (including by way of providing information) any inquiry or proposal with respect to the making of, or the making of any offer that constitutes or is reasonably likely to lead to the making of, a Takeover Proposal (as defined below);

•	engage in, continue or otherwise participate in any discussions or negotiations with any person regarding, or provide to any person any non-public information or data in connection with, or otherwise cooperate in any way with any person with respect to, any Takeover Proposal;

•	waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any person other than Parent that would permit such person to make a Takeover Proposal;

•	approve any transaction under, or any person becoming an “interested stockholder” under, Section 203 of the DGCL; or

•	otherwise knowingly facilitate any effort or attempt by any person to arrange or consummate a Takeover Proposal.

However, if, prior to the Acceptance Time, Petrohawk receives an unsolicited bona fide written Takeover Proposal that did not result from a breach of the provisions described in the immediately foregoing paragraph and the Petrohawk Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such actions would be inconsistent with the directors’ fiduciary duties under applicable law and the Petrohawk Board also determines in good faith based on the information then available (after consultation with its financial advisors) that such Takeover Proposal either is a Superior Proposal (as defined below) or is reasonably likely to lead to a Superior Proposal, then Petrohawk is permitted to take the following actions prior to the Acceptance Time:

•	provide information in response to a request therefor by the person who has made the unsolicited bona fide written Takeover Proposal, if, prior to providing such information, Petrohawk receives from the person so requesting such information an executed confidentiality agreement in customary form and with terms no less restrictive to the other party than those contained in the confidentiality agreement between Parent and Petrohawk (provided that such confidentiality agreement need not contain a provision that prohibits such person from making Takeover Proposals);

•	engage or participate in any discussions or negotiations with any person who has made such Takeover Proposal; and

•	after having complied with the requirements in respect of the making of an Adverse Recommendation Change (as such term is defined in, and as such requirements are described in, Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Petrohawk Board’s Recommendation; Adverse Recommendation Changes”), approve, recommend or otherwise declare advisable, or propose to approve, recommend or declare advisable, such Takeover Proposal (publicly or otherwise), provided that the Petrohawk Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Takeover Proposal is a Superior Proposal.

For purposes of the Merger Agreement, “Takeover Proposal” means any inquiry, proposal or offer from any person (other than Parent and its affiliates), including any of Petrohawk’s stockholders, relating to, or that could reasonably be expected to lead to, any of the following actions: (i) any direct or indirect acquisition, purchase, lease or license, in one transaction or a series of related transactions, of any assets (including equity securities of any subsidiary of Petrohawk) or businesses that constitute or contribute 15% or more of Petrohawk’s consolidated revenues, net income or total assets or 15% or more of the total voting power of equity securities of Petrohawk or any of its subsidiaries whose assets, taken together, constitute, in the aggregate, more than 15% of Petrohawk’s consolidated assets, (ii) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of the total voting power of equity securities of Petrohawk or (iii) any merger, consolidation, business combination, recapitalization, issuance or amendment of securities, liquidation, dissolution, joint venture, share exchange or similar transaction involving Petrohawk or any of its subsidiaries whose assets, taken together, constitute, in the aggregate, more than 15% of Petrohawk’s consolidated assets, in each case other than the transactions contemplated by the Merger Agreement.

For purposes of the Merger Agreement, “Superior Proposal” means any unsolicited bona fide Takeover Proposal that provides for the acquisition of more than 50% of the total voting power of the equity securities of Petrohawk or of any assets (including equity securities of any subsidiary of Petrohawk) or businesses that constitute or contribute 75% or more of Petrohawk’s consolidated revenues, net income or total assets, and that the Petrohawk Board has reasonably determined in good faith after consultation with its outside legal counsel and financial advisors and after taking into account all legal, financial and regulatory aspects of such unsolicited bona fide Takeover Proposal (including the estimated time of completion) and the person making it

(i) is likely to be consummated in accordance with its terms, (ii) would result, if consummated, in a transaction more favorable to Petrohawk’s stockholders from a financial point of view than the transactions contemplated by the Merger Agreement (after taking into account any revisions to the terms of the transaction contemplated by the Merger Agreement proposed by Parent in response to such Takeover Proposal as more fully described in this Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Petrohawk Board’s Recommendation; Adverse Recommendation Changes”) and (iii) is fully financed or, in the good faith judgment of the Petrohawk Board, is reasonably capable of being fully financed.

Petrohawk has agreed to notify Parent within 24 hours of the receipt of any Takeover Proposal (or material changes to the terms thereof), indicating the identity of the person making the proposal and the material terms and conditions of the Takeover Proposal. Thereafter, Petrohawk will promptly keep Parent informed on a reasonably current basis of the status and details of the Takeover Proposal and the status of any discussions or negotiations.

Petrohawk has also agreed to immediately cease and terminate all existing discussions or negotiations with any person with respect to any Takeover Proposal and has requested any persons other than Parent and its representatives to promptly return or destroy all non-public information with respect to Petrohawk and its subsidiaries previously furnished with respect to any Takeover Proposal.

Petrohawk Board’s Recommendation; Adverse Recommendation Changes

The Petrohawk Board has made the Company Recommendation that the holders of the Shares accept the Offer, tender their Shares into the Offer and, if required by applicable law, adopt the Merger Agreement. The Petrohawk Board has also agreed to include the Company Recommendation in the Schedule 14D-9 and consented to the inclusion of the Company Recommendation in this Offer to Purchase and documents related to the Offer.

In addition, neither the Petrohawk Board nor any committee thereof may:

•	withhold, withdraw or modify or qualify, in any manner adverse to Parent or Purchaser, the Company Recommendation, or make or cause to be made any public statement proposing or announcing an intention to withhold, withdraw or modify or qualify, in any manner adverse to Parent or Purchaser, the Company Recommendation (any such action, an “Adverse Recommendation Change”); or

•	approve, adopt or recommend, resolve or publicly propose to approve, adopt or recommend, or allow Petrohawk or any of its subsidiaries to execute or enter into any acquisition agreement, joint venture agreement or other similar contract (whether or not creating a legally binding obligation) relating to a Takeover Proposal other than a confidentiality agreement in customary form and with terms no less restrictive to the other party than those contained in the confidentiality agreement between Parent and Petrohawk (provided that such confidentiality agreement need not contain a provision that prohibits such person from making Takeover Proposals) (each, an “Alternative Acquisition Agreement”).

However,

•	the Petrohawk Board may make an Adverse Recommendation Change if the Petrohawk Board has determined in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; and

•	Petrohawk may terminate the Merger Agreement, execute or otherwise enter into an Alternative Acquisition Agreement providing for a Superior Proposal if, prior to or concurrently with such termination, Petrohawk pays the required termination fee to Purchaser (as described below in this Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Termination Fees”);

provided that, the Petrohawk Board may not take any such action unless:

•	in the case of an Adverse Recommendation Change, Petrohawk has provided Parent with written notice at least 72 hours prior to making such Adverse Recommendation Change specifying the reasons therefor, and in the case of a termination of the Merger Agreement in connection with a Superior Proposal, the information specified by the following bullet;

•	in the case of a termination of the Merger Agreement in connection with a Superior Proposal, Petrohawk provides written notice to Parent stating that it intends to enter into an Alternative Acquisition Agreement providing for a Superior Proposal at least 72 hours prior to the date Petrohawk intends to enter into such Alternative Acquisition Agreement and attaches the most current version of such Alternative Acquisition Agreement and, to the extent not contained in such version, sets forth the identity of the person making the Superior Proposal and all the material terms and conditions of such Superior Proposal;

•	during such 72-hour period, if requested by Parent, Petrohawk engages in good faith negotiations with Parent to make such adjustments to the terms and conditions of the Merger Agreement as would eliminate the need for such Adverse Recommendation Change or such termination of the Merger Agreement in connection with a Superior Proposal; and

•	in the case of an Adverse Recommendation Change resulting from a Superior Proposal or a termination of the Merger Agreement in connection with a Superior Proposal, the Petrohawk Board considers in good faith any proposal by Parent to adjust the terms and conditions of the Merger Agreement during such 72-hour period and at the end of such 72-hour period, the Petrohawk Board determines in good faith (after consulting with and receiving the advice of outside legal counsel and financial advisors) that the Superior Proposal continues to constitute a Superior Proposal (even if such proposed adjustments were to be given effect).

Nothing contained in the Merger Agreement prohibits Petrohawk or the Petrohawk Board from complying with its disclosure obligations under U.S. federal or state law, including (i) disclosing to its stockholders any position with respect to any Takeover Proposal or otherwise pursuant to applicable SEC regulations or (ii) issuing a “stop, look and listen” statement pending disclosure of its position thereunder but in no event will any such requirement eliminate or modify the effect that any such action pursuant to such requirement would otherwise have under the Merger Agreement.

Company Indebtedness

Petrohawk has agreed that, prior to the Acceptance Time, it will, with Parent’s cooperation, use reasonable best efforts to obtain letters evidencing the pay-off, at the Acceptance Time, of all existing indebtedness and other obligations under (i) the Fifth Amended and Restated Senior Revolving Credit Agreement dated August 2, 2010, with BNP Paribas, as administrative agent, Bank of America, N.A. and Bank of Montreal, as co-syndication agents, JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., Royal Bank of Canada and Barclays Bank PLC, as co-documentation agents, and the other lenders party thereto (the “Company Credit Agreement”) and (ii) the Revolving Credit Agreement, dated July 1, 2011, among EagleHawk Field Services LLC, Wells Fargo Bank, N.A., as administrative agent, and the other lenders party thereto. Petrohawk has also agreed, upon Parent’s request and at Parent’s expense, to seek the consent of such lenders to the consummation of the transactions contemplated by the Merger Agreement without triggering an “event of default” or acceleration under the credit agreements.

Petrohawk has agreed that, promptly upon Parent’s request following the Acceptance Time, it will use reasonable best efforts to (i) commence one or more cash tender offers to purchase all of its 7.875% Senior Notes due 2015, 10.5% Senior Notes due 2014, 7.25% Senior Notes due 2018 and/or 6.25% Senior Notes due 2019 (collectively, the “Notes”); (ii) effect a redemption of one or more series of Notes; and/or (iii) commence one or more solicitations of consents of the holders of one or more series of Notes to certain waivers and/or amendments as specified by Parent.

Petrohawk has agreed that, prior to the Acceptance Time, with Parent’s cooperation, it will use reasonable best efforts to obtain from each of the counterparties to the International Swaps and Derivatives Association (ISDA) Master Agreements relating to Petrohawk’s derivatives that are open as of the Acceptance Time, waivers to the effect that the consummation of the transactions contemplated by the Merger Agreement will not result in any violation or breach of, or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, each such ISDA Master Agreement.

Parent has agreed to ensure that at the Acceptance Time or the Effective Time, as the case may be, Petrohawk has, or will be provided with, all funds necessary in connection with any such pay-off of the credit agreements, tender offers for the Notes, optional redemptions or consent solicitations and waivers relating to the ISDA master agreements.

Actions in Connection with Long-Form Merger

Unless the Merger is consummated in accordance with the “short-form” merger provisions of Section 253 of the DGCL, following the Acceptance Time, Parent and/or its affiliates may, as the holders of a majority of the issued and outstanding Shares, elect to approve the Merger under the “long-form” merger provision of Section 251 of the DGCL without any action on the part of any other stockholders of Petrohawk by executing and delivering to Petrohawk a written consent as the holder of the majority of issued and outstanding Shares, in which case Petrohawk has agreed to cause the consummation of the action approved in such written consent as promptly as practicable.

Petrohawk has also agreed that, if the adoption of the Merger Agreement by holders of Shares is required to consummate the Merger and Parent has not delivered the written consent referred to in the preceding paragraph, then as promptly as practicable following the Acceptance Time, Petrohawk will: (i) establish a record date for, duly call, give notice of, convene and hold a meeting of Petrohawk’s stockholders for the purpose of voting on the adoption of the Merger Agreement, (ii) prepare and file a proxy statement in connection with seeking the adoption of the Merger Agreement with the SEC and cause the proxy statement to be mailed to Petrohawk’s stockholders as promptly as practicable, (iii) cause such vote to be taken and completed as promptly as practicable and not postpone or adjourn such vote except to the extent required by law and (iv) use its reasonable best efforts to solicit proxies in favor of the adoption of the Merger Agreement and include in the proxy statement the Company Recommendation.

Parent has agreed to vote, or cause to be voted, all Shares then owned by it, Purchaser or any of their other affiliates in favor of the adoption of the Merger Agreement. Parent and Purchaser have also agreed that, from and after the Acceptance Time and until the Effective Time, Parent, Purchaser and their affiliates will at all times maintain ownership of at least a majority of the then-outstanding Shares.

Employee Matters

Parent has agreed that, during the period commencing at the Effective Time and ending December 31, 2012, Parent will provide, or will cause the Surviving Corporation to provide (i) to each employee of Petrohawk or its subsidiaries (a “Company Employee”) an annual rate of base salary or wages and annual cash bonus opportunities that are at least equal to the annual rate of base salary or wages and annual cash bonus opportunities payable to such Company Employee immediately prior to the Effective Time and (ii) to Company Employees as a whole, benefits (other than equity compensation) that are substantially comparable, in the aggregate, to the benefits provided to the Company Employees immediately prior to the Effective Time.

For purposes of vesting, eligibility to participate and, for purposes of determining severance and vacation benefits only, level of benefits under the employee benefit plans of Parent and its subsidiaries providing benefits to Company Employees after the Effective Time (the “New Plans”), each Company Employee will be credited with his or her years of service with Petrohawk before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Petrohawk employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time (the “Old Plans”). The foregoing does not apply to the accrual of certain benefits under defined benefit pension plans or for purposes of qualifying for subsidized early retirement, retiree medical or life benefits.

In addition, Parent has agreed that Company Employees will be eligible to participate in the New Plans to the extent coverage under the New Plan is comparable to an Old Plan in which the Company Employees participated immediately before the Effective Time, except that no Company Employee who upon a termination of employment is entitled to severance pursuant to a Petrohawk severance plan, policy or agreement will be eligible to participate in Parent’s severance plan. Further, for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits and/or short- or long-term disability or life insurance benefits to any Company Employee, Parent has agreed that it will use its reasonable efforts to:

•	cause all pre-existing condition exclusions and actively-at-work requirements of the New Plans to be waived for Company Employees and their covered dependents, subject to an exception concerning the waivability of certain conditions under comparable Old Plans; and

•	cause any eligible expenses incurred by Company Employees and their covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins, to be taken into account under the New Plan for purposes of satisfying all relevant deductible, coinsurance and maximum out-of-pocket requirements, as if such amounts had been paid in accordance with the New Plan.

Rule 14d-10(d) Matters

Petrohawk has agreed that, prior to the Acceptance Time, it will take all such actions (acting through the Compensation Committee of the Petrohawk Board) as may be required to cause any agreements, arrangements or understandings that have been or will be entered into by Parent, Petrohawk or any of their respective affiliates with current or future directors, officers or employees of Petrohawk and its affiliates pursuant to which payments are made or to be made or benefits are granted or to be granted according to such arrangements to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Efforts to Close the Transaction

Each of Parent, Purchaser and Petrohawk have agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to use its reasonable best efforts to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the Offer, the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, except that neither Parent nor any of its affiliates will be required to (nor will Petrohawk, without the prior written consent of Parent be permitted to in connection with the matters contemplated by the provisions described in this Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Efforts to Close the Transaction”) take or agree to take any of the following actions:

•	sell, lease, license, transfer, dispose of, divest or otherwise encumber or hold separate pending any such action or proffer, propose, negotiate, offer to effect or consent, commit or agree to any sale, divestiture, lease, licensing, transfer, disposal, divestment or other encumbrance of or to hold separate any assets, licenses, operations, rights, product lines, businesses or interest of Parent, Petrohawk or any of their respective subsidiaries or affiliates; or

•	any other action, or agree to any limitations on freedom of actions with respect to, any assets, licenses, operations, rights, product lines, businesses or interests of Parent, Petrohawk, the Surviving Corporation or any of their respective subsidiaries or affiliates or Parent’s ability to exercise full ownership rights with respect to the stock of Petrohawk or the Surviving Corporation;

except to the extent such action or actions would not reasonably be expected to, individually or in the aggregate:

•	restrict in any material respect, or otherwise negatively and materially impact, the operation or ownership by Parent, the Surviving Corporation, Petrohawk and/or any of their respective subsidiaries or affiliates of the Shares, businesses or assets of the Surviving Corporation, Petrohawk and/or its subsidiaries, taken as a whole; or

•	restrict in any material respect or otherwise negatively and materially impact the operations, businesses or assets of Parent and its affiliates (excluding Petrohawk and its subsidiaries), taken as a whole (determining materiality for purposes of this provision based upon the assumption that Parent and its affiliates, taken as a whole, are the size of Petrohawk and its subsidiaries, taken as a whole).

Any of the actions described in the first two bullet points in the foregoing paragraph that would reasonably be expected to, individually or in the aggregate, have the effects described in the last two bullets of the foregoing paragraph are collectively referred to as “Adverse Regulatory Effects.”

Parent and Petrohawk have also agreed:

•	to make an appropriate filing under the HSR Act;

•	to make other required filings pursuant to other antitrust laws;

•	to jointly prepare and file an appropriate notice with CFIUS; and

•	that Petrohawk will use reasonable best efforts, and cause its subsidiaries to use reasonable best efforts, to take actions reasonably requested by Parent to commence the process of obtaining waivers from the Federal Energy Regulatory Commission to facilitate the transfer of pipeline capacity.

Parent, Purchaser and Petrohawk have agreed to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, (ii) keep the other and/or its counsel informed of any communication received from, or given to, any governmental entity regarding any of the transactions contemplated by the Merger Agreement and (iii) permit the other and/or its counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any governmental entity, and, to the extent permitted by the governmental entity, give the other and/or its counsel the opportunity to attend and participate in such meetings and conferences.

Notwithstanding the foregoing, with respect to these matters, Petrohawk has agreed that Parent, after consulting with Petrohawk and considering Petrohawk’s views in good faith, will take the lead in communicating with any governmental entity and developing strategy for responding to any investigation or other inquiry by any governmental entity under applicable law, and, subject to its obligations described above, will make all final decisions with respect to any requests that may be made by, or any actions, consents, undertakings, approvals or waivers that may be sought by or from, any governmental entity. If a governmental entity requests a meeting with Petrohawk, Petrohawk will not permit any of its representatives to participate in such meeting with any governmental entity in respect of any filings, investigation, proceeding or other matters related to the Merger Agreement or the transactions contemplated by the Merger Agreement unless Petrohawk consults with Parent in advance and, to the extent permitted by such governmental entity, gives Parent the opportunity to attend and lead the discussions at such meeting.

Takeover Statute

Petrohawk has agreed that if any state takeover law or similar law is or may become applicable to the Merger Agreement, the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, Petrohawk and the Petrohawk Board will take such actions as are necessary so that the Offer, the Merger and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to eliminate or minimize the effect of such law.

Indemnification and Insurance

Parent has agreed that, from and after the Effective Time, it will, and will cause the Surviving Corporation to:

•	indemnify and hold harmless each individual that, as of the Effective Time, is a present or former director or officer of Petrohawk or any of its subsidiaries, from and against any costs or expenses incurred by such individual in connection with any action arising out of matters existing or occurring at or prior to the Effective Time or pertaining to the fact that the party is or was a director or officer of Petrohawk or any of its subsidiaries or a fiduciary under any Petrohawk benefit plan or is or was serving at the request of Petrohawk as a director or officer of any other corporation, partnership, joint venture, trust or other enterprise to the fullest extent that Petrohawk would have been permitted under applicable law and the certificate of incorporation and bylaws of Petrohawk in effect as of the date of the Merger Agreement, and to advance expenses incurred by such individuals in connection therewith; and

•	for a period of six years, cause the Surviving Corporation’s certificate of incorporation and bylaws to include the provisions regarding elimination of liability of directors and indemnification of and advancement of expenses to directors, officers and employees of Petrohawk contained in the certificate of incorporation and bylaws of Petrohawk in effect as of the date of the Merger Agreement.

Petrohawk has agreed that, prior to the Effective Time, it will, in consultation with Parent, and if Petrohawk is unable to, Parent has agreed that it will, as of the Effective Time, obtain “tail” prepaid insurance policies with a claims period of at least six years with respect to directors’ and officers’ liability insurance and fiduciary insurance for the present or former directors or officers of Petrohawk or any of its subsidiaries with terms, conditions, retentions and levels of coverage at least as favorable, in the aggregate, as Petrohawk’s existing directors’ and officers’ insurance, except that neither Parent nor the Surviving Corporation is required, and Petrohawk is not permitted, to expend for such policies an annualized premium amount in excess of 300% of the annual premiums currently paid by Petrohawk for such insurance.

Other Covenants

The Merger Agreement contains other customary covenants, including covenants relating to public announcements and access, confidentiality and matters with respect to Section 16 of the Exchange Act and the rules and regulations thereunder.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time:

•	by the mutual written consent of Parent and Petrohawk;

•	by either Parent or Petrohawk if the Acceptance Time has not occurred on or before the Outside Date (such termination, an “Outside Date Termination”), provided that such right to terminate is not available to any party whose breach of any provision of the Merger Agreement results in the failure of the Offer to be consummated at such time;

•	by either Parent or Petrohawk if (i) CFIUS has recommended that the President prohibit the transactions contemplated by the Merger Agreement and the President has taken action in accordance with such recommendation or (ii) a governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any final and non-appealable Restraining Order or imposed or required, by any final and non-appealable action, any condition or restriction in connection with obtaining any order necessary to satisfy the CFIUS Condition, which conditions or restrictions result, individually or in the aggregate, in any Adverse Regulatory Effect;

•	by Parent, prior to (but not after) the Acceptance Time, if Petrohawk has breached or failed to comply with any of its covenants or agreements set forth in the Merger Agreement or any of its representations and warranties has become untrue as of any date subsequent to the date of the Merger Agreement, which breach, failure to perform or untruth (i) would give rise to a failure of any condition set forth in Section 15 — “Conditions to the Offer” to be satisfied (assuming, in the case of any untruth, that such subsequent date was the Expiration Date) and (ii) is not capable of being cured prior to the Outside Date or, if capable of being cured, has not been cured by Petrohawk by the earlier of (x) the Outside Date and (y) the 30th calendar day following receipt of written notice of such breach or failure to perform from Parent (such termination, a “Petrohawk Breach Termination”);

•	by Petrohawk, prior to (but not after) the Acceptance Time, if Parent or Purchaser have breached or failed to comply with any of its covenants or agreements set forth in the Merger Agreement or any of its representations and warranties has become untrue as of any date subsequent to the date of this Agreement, which breach, failure to perform or untruth (i) would give rise to a change, effect, occurrence or circumstance that, individually or in the aggregate, impairs or would reasonably be expected to impair in any material respect the ability of Parent or Purchaser to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement and (ii) is not capable of being cured prior to the Outside Date or, if capable of being cured, has not been cured by Parent or Purchaser, as applicable, by the earlier of (a) the Outside Date and (b) the 30th calendar day following receipt of written notice of such breach or failure to perform from Petrohawk;

•	by Petrohawk, if Purchaser fails to commence the Offer on or prior to July 28, 2011 or if Purchaser fails to consummate the Offer in accordance with the terms of the Merger Agreement;

•	by Parent prior to (but not after) the Acceptance Time, if:

•	the Petrohawk Board has made an Adverse Recommendation Change;

•	the Petrohawk Board has failed to publicly reaffirm the Company Recommendation within 10 business days after receipt of a written request by Parent to provide such reaffirmation following the public announcement of a Takeover Proposal or a Takeover Proposal otherwise becoming publicly known;

•	Petrohawk has failed to include in the Schedule 14D-9 when mailed the Company Recommendation;

•	Petrohawk has intentionally and materially breached its obligations under the provisions described in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — No Solicitation;” or

•	a tender offer or exchange offer for Shares has been publicly disclosed (other than by Parent or an affiliate of Parent) and the Petrohawk Board recommended that Petrohawk’s stockholders tender their Shares into such tender or exchange offer or, within 10 business days from the date of the commencement of such tender or exchange offer, the Petrohawk Board failed to make an unqualified recommendation that its stockholders not tender their Shares into such offer (such termination, an “Adverse Recommendation Change Termination”); or

•	by Petrohawk, prior to (but not after) the Acceptance Time, if (i) Petrohawk has not breached its obligations under the provision described in this Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — No Solicitation” in any material respect, (ii) the Petrohawk Board authorizes Petrohawk, subject to complying with the terms of the Merger Agreement, to enter into a binding definitive Alternative Acquisition Agreement providing for a Superior Proposal, (iii) Petrohawk, prior to or concurrently with such termination, pays to Parent in immediately available funds the Termination Fee (as defined in this Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Termination Fees”) and (iv) Petrohawk enters into such Alternative Acquisition Agreement substantially concurrently with such termination (such termination, an “Alternative Acquisition Agreement Termination”).

Effects of Termination

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become null and void, subject to certain designated provisions of the Merger Agreement that survive, including the effect of termination, confidentiality, representations regarding brokers and other advisors, specific performance and certain other miscellaneous provisions. No party is relieved of any liability for any willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

Termination Fees

Petrohawk has agreed to pay Parent a termination fee of $395 million (the “Termination Fee”) if the Merger Agreement is terminated by Petrohawk pursuant to an Alternative Acquisition Agreement Termination or by Parent pursuant to an Adverse Recommendation Change Termination.

In addition, Petrohawk is required to pay the Termination Fee if the Merger Agreement is terminated by either Parent or Petrohawk pursuant to an Outside Date Termination or by Parent pursuant to a Petrohawk Breach Termination and:

•	prior to such termination, a Takeover Proposal (solely for purposes of this provision, replacing all references to “15% or more” in the definition with references to “a majority”) has been made known to the Petrohawk Board or the senior executives of Petrohawk or a Takeover Proposal or intention to make a Takeover Proposal has been publicly announced or otherwise become publicly known;

•	such Takeover Proposal or publicly announced intention has not been withdrawn without qualification at least 10 business days prior to the date of termination; and

•	within 12 months of termination, Petrohawk or any of its subsidiaries enters into any definitive contract providing for, or the Petrohawk Board or Petrohawk approves or recommends to its stockholders, any Takeover Proposal or any Takeover Proposal is consummated (in each case regardless of whether such Takeover Proposal was made or consummated before or after termination of the Merger Agreement).

Each of Parent and Petrohawk has agreed that in the event of a termination of the Merger Agreement under circumstances giving rise to the payment by Petrohawk of the Termination Fee, any payment by Petrohawk of the Termination Fee will be the sole and exclusive remedy of Parent and its affiliates for damages against Petrohawk with respect to the Merger Agreement and the transactions contemplated thereby other than with respect to a willful and material breach of the Merger Agreement by Petrohawk.

Specific Performance

Parent, Purchaser and Petrohawk are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in addition to any other remedy to which they are entitled under the terms of the Merger Agreement at law or in equity.

Fees and Expenses

Except as provided in this Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Termination Fees” all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses.

Governing Law

The Merger Agreement is governed by Delaware law.

Other Agreements

Retention Agreements

At Parent’s request and direction, and as an inducement to Parent’s willingness to enter into the Merger Agreement, Petrohawk entered into Retention Agreements (each, a “Retention Agreement”) contemporaneously with the execution of the Merger Agreement. The Retention Agreements are to be effective only upon the occurrence of the Acceptance Time. Retention Agreements were entered into with each of Floyd C. Wilson, Mark J. Mize, Stephen W. Herod, H. Weldon Holcombe, Richard K. Stoneburner, Larry L. Helm and David S. Elkouri (each, an “Executive”) on July 14, 2011, to continue the employment of each Executive with Petrohawk for a period of time following the Acceptance Time. For those Executives who currently have employment agreements with Petrohawk, such employment agreements are superseded and replaced in their entirety by the Retention Agreements as of the effective time of such Retention Agreement.

Under Mr. Wilson’s Retention Agreement, from the Acceptance Time until the day that is 60 days after the Acceptance Time (the “Wilson Retention Date”), Mr. Wilson is entitled to receive (i) a base salary at an annual rate of at least $1,000,000 and (ii) a prorated portion of his 2010 bonus (which was equal to $2,500,000) for the bonus year ending on December 31, 2011. Mr. Wilson is also entitled to receive a retention bonus payment of $2,000,000 payable on the Acceptance Time, subject to his execution of a general release of claims. Mr. Wilson’s Retention Agreement also provides that Mr. Wilson will enter into a consulting agreement (the “Consulting Agreement”) with Petrohawk beginning after the Wilson Retention Date and ending six months thereafter (the end of such period, the “End Date”) under which Mr. Wilson will provide services to Petrohawk (which shall be no more than 20% of the average level of services performed by Mr. Wilson for Petrohawk over the 36-month period immediately preceding the effective date of the Consulting Agreement). Mr. Wilson will be entitled to receive $3,000,000 for his services under the Consulting Agreement (the “Consulting Fee”), payable 12 months after Mr. Wilson’s termination of employment under the Retention Agreement. Petrohawk can terminate the Consulting Agreement before the End Date for Cause (as defined in the Consulting Agreement) without any further obligations to Mr. Wilson or without Cause, provided that Petrohawk pays Mr. Wilson the full Consulting Fee.

Under the Retention Agreement for Mr. Mize (the “90 Day Executive”), from the Acceptance Time until the day that is 90 days after the Acceptance Time (the “90-Day Retention Date”), the 90 Day Executive is entitled to receive (i) a minimum annual base salary of $400,000 and (ii) a prorated portion of his 2010 bonus (which was equal to $560,000) for the bonus year ending on December 31, 2011. The 90 Day Executive is also entitled to receive a retention bonus payment of $400,000 on the Acceptance Time, subject to his execution of a general release of claims.

Under the Retention Agreement for Mr. Herod (the “180 Day Executive”), from the Acceptance Time until the day that is 180 days after the Acceptance Time (the “180-Day Retention Date”), the 180 Day Executive is entitled to receive (i) a minimum annual base salary of $400,000 and (ii) a minimum guaranteed bonus of $720,000 for the bonus year ending on December 31, 2011 (“2011 Bonus Payment”) and a prorated portion of the 180 Day Executive’s 2011 Bonus Payment for the bonus year ending on December 31, 2012. The 180 Day Executive is also entitled to receive a retention bonus payment of $800,000 on the Acceptance Time, subject to his execution of a general release of claims.

Under the Retention Agreements for Mr. Stoneburner and Mr. Holcombe (each, a “2014 Executive”), each 2014 Executive is entitled to receive (i) a minimum annual base salary ($575,000 for Mr. Stoneburner and $400,000 for Mr. Holcombe) during the time period from the Acceptance Time until December 31, 2012 (the end of such period, the “Long-Term Retention Date” and, together with the Wilson Retention Date, the 90-Day Retention Date and the 180-Day Retention Date, the “Retention Dates”) and (ii) a guaranteed bonus ($720,000 for Mr. Stoneburner and $560,000 for Mr. Holcombe) for each of the bonus years ending on December 31, 2011 and December 31, 2012, provided that the 2014 Executive is actively employed with Petrohawk on the date of payment of the bonus for the bonus year ending on December 31, 2011, and on December 31, 2012 (subject to certain exceptions). Each 2014 Executive is also entitled to receive retention bonus payments (each, a “Retention Payment”) ($1,295,000 for Mr. Stoneburner and $960,000 for Mr. Holcombe) on each of (1) the Acceptance Time, (2) the eight-month anniversary of the Acceptance Time and (3) December 31, 2012, for a total retention bonus of $3,885,000 for Mr. Stoneburner and $2,880,000 for Mr. Holcombe, provided that the 2014 Executive is actively employed with Petrohawk on each such date. Each 2014 Executive will also receive a grant of BHP Billiton Limited restricted stock units (“RSUs”) having a fair market value as of the Acceptance Time equal to $3,450,000 for Mr. Stoneburner and $2,400,000 for Mr. Holcombe. These RSUs will vest in equal installments on December 31, 2012, August 31, 2013 and August 31, 2014 provided that the 2014 Executive is still employed by Petrohawk on each such vesting date (although if the 2014 Executive’s employment is terminated by reason of a Qualifying Termination (as defined below) prior to the payment of the second Retention Payment, one-third of the RSUs shall vest upon such Qualifying Termination).

Under the Retention Agreements for Mr. Helm and Mr. Elkouri (each, a “2012 Executive” and together with the 2014 Executives, the “Long Term Executives”), each 2012 Executive is entitled to receive (i) a minimum annual base salary of $400,000 (such amount, the “Minimum Base Salary”) from the Acceptance Time until the Long-Term Retention Date and (ii) a minimum guaranteed bonus of $560,000 for each of the bonus years ending on December 31, 2011 and December 31, 2012, provided that the 2012 Executive is actively employed with Petrohawk on the date of payment of the bonus for the bonus year ending on December 31, 2011, and on December 31, 2012 (subject to certain exceptions). Each 2012 Executive is also entitled to receive a Retention Payment equal to $960,000 on each of (1) the Acceptance Time, (2) the eight-month anniversary of the Acceptance Time and (3) December 31, 2012, for a total retention bonus of $2,880,000 each, provided that the 2012 Executive is actively employed with Petrohawk on each such date. Each 2012 Executive will also receive a grant of BHP Billiton Limited RSUs having a fair market value as of the Acceptance Time equal to two times his Minimum Base Salary, which will vest on December 31, 2012 provided the 2012 Executive is still employed by Petrohawk on such date (although if the 2012 Executive’s employment is terminated by reason of a Qualifying Termination (as defined below) prior to the payment of the second Retention Payment, the RSUs shall vest upon such Qualifying Termination).

Each Retention Agreement provides for a gross-up payment (equal to the amount of any excise tax) in the event that any payment or benefit becomes subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, in connection with this transaction.

In addition, under the terms of the Retention Agreements and subject to the Executives’ execution of a release, in the event of a termination of an Executive’s employment (i) by Petrohawk without Cause (as defined in the Retention Agreements), (ii) by such Executive for Good Reason (as defined in the Retention Agreements), (iii) due to such Executive’s death or (iv) due to such Executive becoming entitled to receive benefits under the long-term disability insurance plan in which such Executive participates (any such termination, a “Qualifying Termination”) on or before (1) the two-year anniversary of the Acceptance Time for the Long Term Executives, or (2) the Retention Date applicable to the Retention Agreements for Messrs. Wilson, Mize and Herod, respectively, such Executive shall receive (A) an amount equal to (i) two times such Executive’s base salary (the greater of such Executive’s base salary at termination date and his base salary immediately before the Acceptance Time), plus (ii) two times such Executive’s bonus (the greater of the bonus payable to such Executive for the year in which termination occurs or the bonus paid to such Executive for the 2010 bonus year) and (B) for two years following such Executive’s termination, Petrohawk will continue to maintain and pay premiums for medical and dental benefits for such Executive and his family (the “Welfare Continuation” and together with the aforementioned payments, the “Severance Benefits”). Notwithstanding the foregoing, for Mr. Wilson, the 90 Day Executive and the 180 Day Executive, so long as such Executive’s employment has not been terminated earlier, as of the Wilson Retention Date, the 90-Day Retention Date and the 180-Day Retention Date, respectively, such Executive’s employment will be terminated, and such Executive will be entitled to receive the Severance Benefits unless there is a mutually agreeable extension of the term of employment. Under the terms of the Retention Agreements for the Long Term Executives, in the event of a termination of employment by any such Executive without Good Reason prior to December 31, 2012, Petrohawk will continue to maintain and pay premiums for medical and dental benefits for such Executive and his family for 18 months following such Executive’s termination.

Each Retention Agreement also contains confidentiality requirements, as well as covenants that the Executive will not (i) disparage Petrohawk (including then-current officers and directors) during employment and for two years following termination, (ii) compete with Petrohawk within a certain area or solicit certain customers during employment for six months (3 months and 12 months in the cases of Messrs. Mize and Wilson, respectively) following termination, or (iii) solicit certain Company employees and contractors during employment and for one year (6 months in the case of Mr. Mize) following termination.

In addition to the Retention Agreements described above, each of which have been entered into with executive officers of Petrohawk at the Executive Vice President level or above, Petrohawk has entered into Retention Agreements providing for lower payments based upon the respective salaries and bonuses of certain officers of Petrohawk below the Executive Vice President level, including: Ellen R. DeSanctis, whose Retention Agreement is substantially in the form of the 90 Day Executive’s Retention Agreement; Charlie W.

Latch, whose Retention Agreement is substantially in the form of the 180 Day Executive’s Retention Agreement; and Tina S. Obut and C. Byron Charboneau, whose Retention Agreements are substantially in the form of the 2012 Executives’ Retention Agreements. In addition, following execution of the Merger Agreement, Petrohawk entered into a retention agreement with Joan W. Dunlap, whose retention agreement is substantially in the form of the 90 Day Executive’s Retention Agreement except that Ms. Dunlap’s retention agreement does not provide for Welfare Continuation as part of the Severance Benefits.

12.	Purpose of the Offer; Plans for Petrohawk.

Purpose of the Offer.  We are making the Offer pursuant to the Merger Agreement in order to acquire control of, and ultimately following the Merger, the entire equity interest in, Petrohawk while allowing Petrohawk’s stockholders an opportunity to receive the Offer Price promptly by tendering their Shares into the Offer. If the Offer is consummated, Parent, Purchaser and Petrohawk expect to consummate the Merger as promptly as practicable in accordance with the DGCL. At the Effective Time, Petrohawk will become a wholly owned subsidiary of Parent.

Holders of Shares who tender their Shares into the Offer will cease to have any equity interest in Petrohawk and will no longer participate in the future growth of Petrohawk. If the Merger is consummated, the current holders of Shares will no longer have an equity interest in Petrohawk and instead will only have the right to receive an amount in cash equal to the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such holders of Shares are entitled in accordance with Delaware law.

As soon as possible after the consummation of the Offer, Parent, Purchaser and Petrohawk expect to consummate the Merger pursuant to the Merger Agreement. Pursuant to the Merger Agreement, following the consummation of the Offer we may exercise the Top-Up Option to purchase from Petrohawk, subject to certain limitations, up to the number of additional Shares sufficient to cause Parent (including its affiliates) to own one Share more than the number of Shares necessary for Purchaser to be merged into Petrohawk without any vote or written consent of Petrohawk’s stockholders in accordance with Section 253 of the DGCL. However, in no event will the Top-Up Option be exercisable (i) to the extent that the number of Shares to be issued pursuant to the Top-Up Option would exceed the number of Petrohawk’s then-authorized and unissued Shares that are not otherwise reserved or committed to be issued and (ii) unless, immediately after the issuance of Shares pursuant to the Top-Up Option, Parent and its affiliates would own at least one Share more than the number of Shares necessary for Purchaser to be merged into Petrohawk without any vote or written consent of Petrohawk’s stockholders in accordance with Section 253 of the DGCL. We intend to exercise the Top-Up Option if it is exercisable and such exercise is necessary in order for us to be able to effect such a “short-form” merger. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Top-Up Option” and Section 17 — “Certain Legal Matters; Regulatory Approvals — “Short-Form” Merger.”

If, after the Acceptance Time, Purchaser and its affiliates do not own, by virtue of the Offer or otherwise, 90% or more of the issued and outstanding Shares, Purchaser may elect to require Petrohawk to approve the Merger under the “long-form” merger provision of Section 251 of the DGCL without any action on the part of any other stockholders of Petrohawk by executing a written consent as the holder of the majority of issued and outstanding Shares, and, if Purchaser does not so elect, Petrohawk will hold a meeting of Petrohawk’s stockholders for the purpose of adopting the Merger Agreement, at which meeting Parent has agreed to vote, or cause to be voted, all Shares held by it and its affiliates in favor of the adoption of the Merger Agreement, and the Merger would not occur until either such event has occurred. If the Minimum Condition is satisfied, upon the consummation of the Offer, Purchaser will have sufficient voting power to adopt the Merger Agreement without the affirmative vote or written consent of any other holder of Shares. No interest will be paid for Shares acquired in the Merger. See Section 11 — “The Merger Agreement; Other Agreements — Actions in Connection with Long-Form Merger” and Section 17 — “Certain Legal Matters; Regulatory Approvals — “Short-Form” Merger.”

Plans for Petrohawk.  Pursuant to the Merger Agreement, if the Minimum Condition is satisfied and Purchaser accepts for payments and pays for Shares tendered into the Offer, Parent will be entitled to designate a number of directors, rounded up to the next whole number (up to a maximum of eight designees in the event that the size of the Petrohawk Board is set to its currently maximum size of 11), subject to compliance with applicable law, to the Petrohawk Board that is equal to the total number of directors on the Petrohawk Board (giving effect to the increase described in this sentence) multiplied by the percentage that the number of Shares beneficially owned by Parent and its affiliates (including Shares accepted for payment and paid for pursuant to the Offer) bears to the total number of Shares then outstanding. Information concerning Parent’s designees to the Petrohawk Board is set forth in the Information Statement attached as Annex A to the Schedule 14D-9.

The Merger Agreement provides that, following the consummation of the Offer and subject to the conditions set forth in the Merger Agreement, Purchaser will be merged with and into Petrohawk and that, following the Merger and until thereafter amended, the certificate of incorporation set forth as Exhibit B to the Merger Agreement will be the certificate of incorporation of the Surviving Corporation and promptly following the Effective Time the bylaws of Purchaser will be the bylaws of the Surviving Corporation (except that the references to Purchaser’s name will be replaced by references to “Petrohawk Energy Corporation”) until thereafter amended.

The directors of Purchaser immediately prior to the Effective Time will become the only directors of the Surviving Corporation at the Effective Time and the officers of Petrohawk at such time will become the only officers of the Surviving Corporation. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation.”

Based on available information, we are conducting a detailed review of Petrohawk and its assets, corporate structure, dividend policy, capitalization, indebtedness, operations, properties, policies, management, personnel and any obligations to report under Section 15(d) of the Exchange Act and will consider what, if any, changes would be desirable in light of the circumstances that exist upon the consummation of the Offer and the Merger. We will continue to evaluate the business and operations of Petrohawk during the pendency of the Offer and the Merger and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of Petrohawk’s business, operations, capitalization and management with a view to optimizing development of Petrohawk’s potential in conjunction with BHP Billiton Limited’s existing businesses. Possible changes could include changes in Petrohawk’s business, corporate structure, charter, bylaws, capitalization, board of directors, management, officers, indebtedness or dividend policy. Although we have no current plans with respect to any of such matters except as disclosed in this Offer to Purchase and it is expected that, initially following the Merger, the business and operations of Petrohawk will be continued substantially as they are currently being conducted, Purchaser, Parent, BHP Billiton Limited and the Surviving Corporation expressly reserve the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments.

Except as described above or elsewhere in this Offer to Purchase, neither Purchaser, Parent nor BHP Billiton Limited has any present plans or proposals that would relate to or result in (i) any extraordinary transaction involving Petrohawk or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of Petrohawk or any of its subsidiaries, (iii) any change in the Petrohawk Board or management of Petrohawk, (iv) any material change in Petrohawk’s capitalization or dividend rate or policy or indebtedness, (v) any other material change in Petrohawk’s corporate structure or business, (vi) any class of equity securities of Petrohawk being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of Petrohawk becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13.	Certain Effects of the Offer.

Market for Shares.  The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser and its affiliates. Neither Purchaser nor its affiliates can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

NYSE Listing.  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE. According to the published NYSE guidelines, the NYSE would consider delisting the Shares if, among other things, the total number of holders of Shares falls below 400, the total number of holders of Shares falls below 1,200 and the average monthly trading volume over the most recent 12 months is less than 100,000 Shares or the number of publicly held Shares falls below 600,000. Shares held by officers or directors of Petrohawk or their immediate families, or by any beneficial owner of 10% or more of such Shares, ordinarily will not be considered as being “publicly held” for this purpose. According to Petrohawk, as of July 15, 2011, 303,892,075 Shares were issued and outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and such listing is discontinued, the market for Shares could be adversely affected.

If the NYSE were to delist the Shares, it is possible that Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market for Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of Shares or whether it would cause future market prices to be greater or less than the Offer Price. Trading in Shares will cease upon the Effective Time if trading has not ceased earlier as discussed above.

After the consummation of the Offer, we expect Petrohawk to elect to be treated as a “controlled company,” as defined by Rule 303A of the NYSE Listed Company Manual (or any successor provision), which means that Petrohawk would be exempt from the requirement that the Petrohawk Board be composed of a majority of “independent directors” and the related rules covering the independence of directors serving on the nominating and corporate governance committee and the compensation committee of the Petrohawk Board. The controlled company exemption does not modify the independence requirements for Petrohawk’s audit committee or the requirements of the Merger Agreement relating to Independent Directors and the Independent Director Committee. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Petrohawk Board of Directors.” Following the purchase of Shares in the Offer and the satisfaction or waiver of certain conditions, Purchaser expects to consummate the Merger, following which no Shares will be publicly owned.

Exchange Act Registration.  The Shares are currently registered under the Exchange Act, and Petrohawk has filed registration statements with respect to certain of its debt securities, which registration statements have become effective pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”). As a result, Petrohawk currently files periodic reports on account of both the Shares and such debt securities. Following the purchase of Shares in the Offer and the satisfaction of the few remaining applicable conditions, Purchaser expects to complete the Merger, following which the Shares will no longer be publicly owned. Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and may in the future take steps to cause the suspension of all of Petrohawk’s reporting obligations under the Exchange Act, including with respect to Petrohawk’s debt securities. Petrohawk has agreed in the Merger Agreement that, upon Parent’s request, Petrohawk will take certain actions with respect to such debt securities that may result in such suspension. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Company Indebtedness.” Pursuant to the rules of the SEC and the views expressed by the SEC staff, Petrohawk may terminate its Exchange Act registration and suspend its reporting obligations on account of the Shares if (i) the outstanding Shares are not listed on a national securities exchange, (ii) there are fewer than 300 holders of record of Shares and (iii) Petrohawk is not otherwise required to furnish or file reports under the Exchange Act. Such termination and suspension, once effective, would reduce the information that Petrohawk must furnish to its stockholders and to the SEC. The deregistration of the Shares, once effective, would make certain provisions of the Exchange Act, including the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to Petrohawk. Furthermore, the ability of Petrohawk’s affiliates and persons holding restricted securities to dispose of such securities pursuant to Rule 144 or Rule 144A under the Securities Act could be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NYSE reporting or for continued inclusion on the list of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) for margin securities.

Margin Regulations.  The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using the Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

14.	Dividends and Distributions.

As discussed in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of Petrohawk,” the Merger Agreement provides that, from the date of the Merger Agreement to the Effective Time, without the prior written approval of Parent, Petrohawk will not, and will not allow its subsidiaries to, authorize or pay any dividends on or make any distribution with respect to the outstanding Shares.

15.  Conditions to the Offer.

Notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in the Merger Agreement, Purchaser will not be required to, and Parent will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) unless (i) there has been validly tendered and not withdrawn prior to the Expiration Date that number of Shares that represents at least a majority of the outstanding Shares on a fully diluted basis as of the Expiration Date (assuming the issuance of all Shares issuable upon the exercise of all outstanding Company Stock Options, Company SARs, warrants and other rights to purchase Shares) (such condition, the “Minimum Condition”) and (ii) (a) CFIUS has issued a letter to the parties to the Merger Agreement pursuant to 31 C.F.R. part 800, subpart D, stating a determination that either (x) it has determined that the transactions contemplated by the Merger Agreement are not “covered transactions” under Section 721 and the applicable regulations related thereto or (y) there are no unresolved national security concerns with respect to the transactions contemplated by the Merger Agreement and action under Section 721 is therefore concluded or (b) CFIUS has recommended that the President of the United States prohibit the transactions contemplated by the Merger Agreement and the President has rejected such recommendation of CFIUS and has announced, pursuant to clause (d) of Section 721, a decision not to exercise authority under Section 721 with respect to such transactions (such condition, the “CFIUS Condition”). In addition, and notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in the Merger Agreement, Purchaser will not be required to, and Parent will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) if at any time on or after the date of the commencement of the Offer and prior to the Expiration Date, any of the following events has occurred and is continuing at the then scheduled Expiration Date:

•	(i) there is pending any action, suit, claim, allegation, hearing, proceeding, arbitration, mediation, audit, inquiry or investigation, whether civil, criminal, administrative or otherwise, by any governmental entity of competent jurisdiction (a) seeking a Restraining Order or (b) seeking to impose, or requiring that the parties to the Merger Agreement agree to, any conditions, restrictions or other measures necessary to satisfy the CFIUS Condition that would result, individually or in the aggregate, in any Adverse Regulatory Effect or (ii) there (x) is in effect any Restraining Order or (y) has been imposed by any governmental entity of competent jurisdiction any conditions, restrictions or other measures necessary to satisfy the CFIUS Condition that, individually or in the aggregate, result in any Adverse Regulatory Effect;

•	the Merger Agreement has been terminated in accordance with its terms;

•	(i) any representation or warranty of Petrohawk relating to due organization and corporation power, capitalization, authority and approval and takeover statutes is not true and correct in all respects as of the date of the Merger Agreement or as of and as though made on the Expiration Date (except to the extent that any such representation or warranty expressly addresses matters only as of a specified date, which need only be true and correct as of such specified date), except for any failures of any of the representations and warranties relating to capitalization to be so true and correct that, individually or in the aggregate, are immaterial in nature and amount, (ii) the representation and warranty of Petrohawk relating to the absence of any event, condition, development or occurrence (including any adverse change or development with respect to any such matters that existed on or prior to December 31, 2010) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect since December 31, 2010 is not true and correct in all respects as of the date of the Merger Agreement or as of and as though made on the Expiration Date or (iii) any of the other representations or warranties of Petrohawk contained in the Merger Agreement are not true and correct as of the date of the Merger Agreement or as of and as though made on the Expiration Date (except to the extent any such representation or warranty expressly addresses matters only as of a specified date, which need only be true and correct as of such specified date), in each case without giving effect to any Material Adverse Effect or other materiality qualifications contained therein, except for any failures of any such representations and warranties to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect;

•	Petrohawk has failed to perform in any material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Expiration Date;

•	Parent has not received, as of the Expiration Date, certificates signed on behalf of Petrohawk by the chief executive officer or chief financial officer of Petrohawk stating that (i) the condition set forth in the third bullet of this Section 15 — “Conditions to the offer” has been satisfied and (ii) Petrohawk has performed in all material respects all obligations required to be performed by it under the Merger Agreement immediately prior to the Expiration Date; or

•	any change, effect, occurrence or circumstance has occurred since the date of the Merger Agreement that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Purchaser in whole or in part at any time and from time to time, in each case except for the Minimum Condition, in its sole discretion, subject to the terms of the Merger Agreement and applicable law. The foregoing conditions are in addition to, and not in limitation of, the rights and obligations of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement. Unless otherwise mutually agreed to by Purchaser and Petrohawk, any Shares subject to notices of guaranteed delivery will be deemed not to be validly tendered for purposes of satisfying the Minimum Condition unless and until the Shares underlying such notices of guaranteed delivery are delivered to or on behalf of Purchaser. Any reference in the conditions to the Offer or in the Merger Agreement to a condition or requirement being satisfied will be deemed to be satisfied if such condition or requirement is waived. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right may be deemed an ongoing right that may be asserted at any time and from time to time. Each of the foregoing conditions is independent of any of the other foregoing conditions; the exclusion of any event from a particular condition does not mean that such event may not be included in another condition.

16.	Adjustments to Prevent Dilution

In the event that, notwithstanding Petrohawk’s covenant to the contrary (See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of Petrohawk”), between the date of the Merger Agreement and the Acceptance Time or the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price and/or the consideration payable in the Merger will be appropriately and proportionately adjusted.

17.	Certain Legal Matters; Regulatory Approvals.

General

Except as described in this Section 17, Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 17, based on its examination of publicly available information filed by Petrohawk with the SEC and other publicly available information concerning Petrohawk, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to Petrohawk’s business that might be adversely affected by Purchaser’s acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated in this Offer to Purchase. However, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Petrohawk’s business, or certain parts of Petrohawk’s business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15 — “Conditions to the Offer.”

Litigation

Petrohawk and the members of its board of directors are named as defendants in purported class action lawsuits brought by Petrohawk’s stockholders challenging the proposed transaction (the “Stockholder Actions”). The Stockholder Actions were filed in: the Court of Chancery of the State of Delaware, Astor BK Realty Trust v. Petrohawk Energy Corp., et al., C.A. No. 6675-CS, Grossman v. Petrohawk Energy Corporation, et al., C.A. No. 6688-CS, and Marina Gincherman, IRA v. Petrohawk Energy Corporation, et al., C.A. No. 6700, and the District of Harris County, Texas, Iron Workers District Counsel of Tennessee Valley & Vicinity Pension Plan v. Petrohawk Energy Corp., et al., C.A. No. 42124, Iron Workers Mid-South Pension Fund v. Petrohawk Energy Corp., et al., C.A. No. 42590, and L.A. Murphy v. Wilson, et al., C.A. No. 42772. BHP Billiton Limited, Parent and Purchaser are named as defendants in the Grossman, Gincherman and the two Iron Workers actions. The Stockholder Actions seek certification of a class of Petrohawk stockholders and generally allege, among other things, that: (i) each member of the Petrohawk Board breached his fiduciary duties in connection with the transactions contemplated by the Merger Agreement by failing to maximize stockholder value, agreeing to preclusive deal protection provisions, and failing to protect against conflicts of interest; (ii) Petrohawk aided and abetted Petrohawk’s directors’ purported breaches of their fiduciary duties; and/or (iii) the BHP Billiton Limited, Parent and Purchaser parties aided and abetted the purported breaches of fiduciary duties by Petrohawk’s directors. The Stockholder Actions seek, among other relief, an injunction prohibiting the transactions contemplated by the Merger Agreement, rescission in the event such transactions are consummated, damages and attorneys’ fees and costs. BHP Billiton Limited, Parent and Purchaser believe the Stockholder Actions are without merit and intend to defend themselves vigorously.

State Takeover Statutes

A number of states (including Delaware, where Petrohawk is incorporated) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

Section 203 of the DGCL restricts an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with certain Delaware corporations for a period of three years following the time such person became an interested stockholder. These restrictions will not be applicable to Purchaser, Parent and BHP Billiton Limited because the Petrohawk Board has unanimously approved the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby, including for purposes of Section 203.

Purchaser is not aware of any other state takeover laws or regulations that are applicable to the Offer or the Merger and has not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes are applicable to the Offer or the Merger and an appropriate court does not determine that it is or they are inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or might be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 — “Conditions to the Offer.”

Antitrust Compliance

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The initial waiting period for a cash tender offer is 15 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the parties decide to voluntarily withdraw and re-file to allow a second 15-day waiting period, or the reviewing agency issues a formal request for additional information and documentary material. The purchase of Shares pursuant to the Offer is subject to such requirements. The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent or Petrohawk. Private parties (including individual States of the United States) may also bring legal actions under the antitrust laws of the United States. We do not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result would be.

Each of Petrohawk and Parent filed on July 15, 2011 a Premerger Notification and Report Form with the FTC and the Antitrust Division for review in connection with the Offer. The initial waiting period applicable to the purchase of Shares pursuant to the Offer was scheduled to expire at 11:59 p.m., New York City time, on August 1, 2011. On July 22, 2011, the FTC granted early termination of the waiting period applicable to the consummation of the Offer and the Merger under the HSR Act.

CFIUS

Section 721 empowers the President of the United States to prohibit or suspend an acquisition of, or investment in, a U.S. company by a “foreign person” if the President, after investigation, determines that such foreign person’s control of such U.S. company threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate and appropriate authority to protect U.S. national security. CFIUS, an inter-agency committee chaired by the Treasury Department and composed of top officials from 12 executive departments of the United States government, was delegated the authority to receive notices of proposed transactions, determine when an investigation is warranted, conduct investigations and submit recommendations to the President to suspend or prohibit the completion of transactions or to require divestitures of completed transactions.

A party or parties to a transaction may, but are not required to, submit to CFIUS a voluntary notice of the transaction. CFIUS also has the power to initiate reviews on its own in the absence of a voluntary notification. CFIUS has 30 calendar days from the date after it accepts the submission to review the transaction and decide whether to initiate an additional 45-day investigation. Most reviews are completed with a letter from CFIUS stating that it has determined that there were no unresolved national security concerns. If CFIUS decides to initiate an investigation, it has 45 calendar days in which to prepare its recommendations to the President of the United States, who must then decide within 15 calendar days whether to block the transaction. Under the U.S. Foreign Investment and National Security Act of 2007, CFIUS is required to conduct a full 45-day investigation of any case in which an entity controlled by or acting on behalf of a foreign government is engaged in an acquisition that could affect national security, unless the Secretary of the Treasury and the lead agency in the review determine there are no threats to national security.

Although Section 721 does not require the filing of a notification and does not prohibit the consummation of acquisitions, mergers or takeovers, if an acquisition, merger or takeover is consummated prior to the issuance of a no-action letter or notification is not made, such an acquisition, merger or takeover thereafter remains subject to divestment after its consummation should the President subsequently determine that the national security of the United States has been threatened or impaired. Petrohawk is engaged in interstate commerce in the United States and BHP Billiton Limited is a foreign person, and therefore the Offer is potentially subject to review under Section 721. Based on the information available to it, none of Purchaser, Parent and BHP Billiton Limited believes that the Offer threatens to impair the national security of the United States. Nevertheless, for greater certainty, on July 15, 2011, Purchaser and Petrohawk filed a joint voluntary notice with CFIUS, which filing was accepted on July 19, 2011. There can be no assurance as to the result or timing of such review, although Purchaser believes that the Offer will ultimately be approved following the 30-calendar day review period ending on August 17, 2011. See Section 15 — “Conditions to the Offer” for certain conditions to the Offer that could become applicable in the event of certain actions by CFIUS.

Going Private Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or other business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not then held by it. Purchaser believes that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because Purchaser was not, at the time the Merger Agreement was executed, and is not, an affiliate of Petrohawk (for purposes of the Exchange Act); it is anticipated that the Merger will be effected within one year following the consummation of the Offer; and, in the Merger, stockholders will receive the same price per Share as the Offer Price.

Rule 13e-3 under the Exchange Act would otherwise require, among other things, that certain financial information concerning Petrohawk and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders before the completion of a transaction.

Appraisal Rights

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares (that did not tender such Shares into the Offer) at the Effective Time who has neither voted in favor of the Merger nor consented to the Merger in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of such holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder (which shall be, unless the court in its discretion determines otherwise for good cause shown, compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Date and the date of payment of the judgment).

Any such judicial determination of the fair value of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Holders of Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount. For the avoidance of doubt, the parties to the Merger Agreement have agreed and acknowledged that, in any appraisal proceeding described in this Offer to Purchase and to the fullest extent permitted by applicable law, the fair value of Shares subject to the appraisal proceeding will be determined in accordance with Section 262 of the DGCL without regard to the Top-Up Option, any Shares issued through the exercise of the Top-Up Option or any cash or promissory note delivered by Purchaser to Petrohawk in payment for such Shares issued through the exercise of the Top-Up Option.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights in accordance with Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law, which will be set forth in their entirety in the proxy statement or information statement disseminated in connection with the Merger, unless effected as a “short-form” merger, in which case they will be set forth in a notice of merger to be sent to stockholders. The foregoing discussion is not a complete statement of law pertaining to appraisal rights in accordance with Delaware law and is qualified in its entirety by reference to Delaware law.

You cannot exercise appraisal rights at this time. The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you sell your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

“Short-Form” Merger

Section 253 of the DGCL provides that, if a parent company owns at least 90% of the issued and outstanding shares of each class of a subsidiary’s stock entitled to vote to adopt a merger agreement, the parent company may merge that subsidiary with the parent company pursuant to the “short-form” merger procedures without prior notice to, or the approval or consent of, the other stockholders of the subsidiary. In order to consummate the merger pursuant to these provisions of the DGCL, Purchaser would have to own at least 90% of the issued and outstanding Shares. If Purchaser is able to consummate the Merger pursuant to these provisions of the DGCL, the consummation of the Merger would take place as soon as practicable after the Acceptance Time, without any notice to or approval or consent of the other holders of Shares. If Parent owns, by virtue of the Offer or otherwise, 90% or more of the Shares, Parent, Purchaser and Petrohawk will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable in accordance with these “short-form” merger procedures set forth in Section 253 of the DGCL.

18.	Fees and Expenses.

We have retained the Depositary, the Information Agent and the Dealer-Manager in connection with the Offer. Each of the Depositary, the Information Agent and the Dealer-Manager will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the U.S. federal securities laws.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

19.	Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer comply with the laws of such jurisdiction and extend the Offer to holders of Shares in such jurisdiction in compliance with applicable laws.

No person has been authorized to give any information or to make any representation on behalf of Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

Purchaser, Parent and BHP Billiton Limited have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, a Solicitation/Recommendation Statement on Schedule 14D-9 is being filed with the SEC by Petrohawk pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Petrohawk Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information, and may file amendments thereto. The Schedule TO and the Schedule 14D-9, including their respective exhibits, and any amendments to any of the foregoing, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. or may be accessed electronically on the SEC’s website at www.sec.gov in the manner described in Section 7 — “Certain Information Concerning Petrohawk — Available Information” and are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

ANNEX A

CERTAIN INFORMATION REGARDING THE DIRECTORS
AND EXECUTIVE OFFICERS OF BHP BILLITON LIMITED

Set forth in the table below are the name, country of citizenship, current principal occupation and material positions held during the past five years of each of the directors and executive officers of BHP Billiton Limited. Unless otherwise indicated, the business address of each director and executive officer of BHP Billiton Limited is 180 Lonsdale Street, Melbourne, Victoria 3000, Australia.

During the past five years, none of BHP Billiton Limited or, to the best of our knowledge, any of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities Laws.

Principal Occupations within Previous
Name and Country of Citizenship	Five Years	Director Since

Name: Jacques Nasser Citizenship: United States/Australia	Chairman, BHP Billiton Group (Mining and Resources) March 2010 — Present	June 2006

Director, BHP Billiton Group (Mining and Resources) June 2006 — Present

Chairman of the Nomination Committee, BHP Billiton Group (Mining and Resources) May 2010 — Present

Member of the Nomination Committee, BHP Billiton Group (Mining and Resources) November 2009 — Present

Member of the Risk and Audit Committee, BHP Billiton Group (Mining and Resources) June 2006 — March 2010

Director, British Sky Broadcasting Ltd. Grant Way, Isleworth Middlesex TW7 5QD, United Kingdom (Broadcasting) November 2002 — Present

Non-Executive Advisory Partner, One Equity Partners 370 Park Avenue, 18th Floor New York, NY 10022, USA (Private Equity) March 2010 — Present

Principal Occupations within Previous
Name and Country of Citizenship	Five Years	Director Since

Partner, One Equity Partners 370 Park Avenue, 18th Floor New York, NY 10022, USA (Private Equity Investment) November 2002 — March 2010

Member of the International Advisory Council, Allianz Aktiengesellschaft Koeniginstrasse #28, P-80802 Munich, Germany (Insurance and Financial Services) February 2001 — Present

Director, Brambles Limited Level 40 Gateway Building 1 Macquarie Place Sydney, New South Wales 2001, Australia (Handling and Storage Logistics) March 2004 — January 2008

Name: Marius Kloppers Citizenship: Australia / South Africa	Chief Executive Officer, BHP Billiton Group (Mining and Resources) October 2007 — Present	January 2006

Director, BHP Billiton Group (Mining and Resources) January 2006 — Present

Group President Non-Ferrous Materials, BHP Billiton Group (Mining and Resources) January 2006 — October 2007

Board Member, The Grattan Institute 8 Malvina Place Carlton, Victoria 3053, Australia (Think Tank) July 2009 — Present

Deputy Chairman, International Council on Mining & Metals 35/38 Portman Square London W1H 6LR, United Kingdom (Mining & Metals Trade Association) October 2008 — Present

Principal Occupations within Previous
Name and Country of Citizenship	Five Years	Director Since

Treasurer, International Council on Mining & Metals 35/38 Portman Square London W1H 6LR, United Kingdom (Mining & Metals Trade Association) October 2007 — October 2008

Name: Malcolm Broomhead Citizenship: Australia	Director, BHP Billiton Group (Mining and Resources) March 2010 — Present	March 2010

Member of the Sustainability Committee, BHP Billiton Group (Mining and Resources) May 2010 — Present

Chairman, Asciano Limited Level 6, 380 St Kilda Road Melbourne, Victoria 3004, Australia (Transport Infrastructure) September 2009 — Present

Chairman of the Nomination Committee, Asciano Limited Level 6, 380 St Kilda Road Melbourne, Victoria 3004, Australia (Transport Infrastructure) September 2009 — Present

Director, Coates Group Holdings Pty Ltd. Level 6, 241 O’Riordan Street Mascot, New South Wales 2020, Australia (Industrial Equipment) January 2008 — Present

Member of the Remuneration Committee, Coates Group Holdings Pty Ltd. Level 6, 241 O’Riordan Street Mascot, New South Wales 2020, Australia (Industrial Equipment) February 2008 — Present

Name: John Buchanan Citizenship: United Kingdom/ New Zealand	Director, BHP Billiton Group (Mining and Resources) February 2003 — Present	February 2003

Member of the Nomination Committee, BHP Billiton Group (Mining and Resources) February 2003 — Present

Principal Occupations within Previous
Name and Country of Citizenship	Five Years	Director Since

Chairman of the Remuneration Committee, BHP Billiton Group (Mining and Resources) Pre June 2006 — Present

Chairman, Smith & Nephew Plc 15 Adam Street London WC2N 6LA, United Kingdom (Medical Equipment) April 2006 — Present

Chairman of the Nomination Committee, Smith & Nephew Plc 15 Adam Street London WC2N 6LA, United Kingdom (Medical Equipment) 2006 — Present

Member of the Nomination Committee Smith & Nephew Plc 15 Adam Street London WC2N 6LA, United Kingdom (Medical Equipment) 2005 — Present

Chairman, International Chamber of Commerce (UK) 12 Grosvenor Place London SW1X 7HH, United Kingdom (Business Development) May 2008 — Present

Senior Independent Director, Vodafone Group Plc Newbury, Berkshire, RG14 2FN, United Kingdom (Mobile Telecommunications) July 2006 — Present

Deputy Chairman, Vodafone Group Plc Newbury, Berkshire, RG14 2FN, United Kingdom (Mobile Telecommunications) July 2006 — Present

Director, Vodafone Group Plc Newbury, Berkshire, RG14 2FN, United Kingdom (Mobile Telecommunications) April 2003 — Present

Principal Occupations within Previous
Name and Country of Citizenship	Five Years	Director Since

Member of the Nomination and Governance Committee, Vodafone Group Plc Newbury, Berkshire, RG14 2FN, United Kingdom (Mobile Telecommunications) 2006 — Present

Member of the Audit Committee, Vodafone Group Plc Newbury, Berkshire, RG14 2FN, United Kingdom (Mobile Telecommunications) April 2003 — Present

Member of the Advisory Board, Ondra Bank Level 23, 125 Old Broad Street London EC2N 1AR, United Kingdom (Investment Banking) June 2009 — Present

Director, AstraZeneca Plc 2 Kingdom Street London W2 6BD, United Kingdom (Pharmaceuticals) April 2002 — April 2010

Name: Carlos Cordeiro Citizenship: United States/Colombia	Director, BHP Billiton Group (Mining and Resources) February 2005 — Present	February 2005

Member of the Remuneration Committee, BHP Billiton Group (Mining and Resources) November 2005 — Present

Advisory Director, Goldman Sachs Group, Inc. 200 West Street New York, New York 10282 (Financial Services) December 2001 — Present

Non-Executive Vice Chairman, Goldman Sachs (Asia) LLC Cheung Kong Center, 68th Floor 2 Queen’s Road Central Hong Kong, People’s Republic of China (Financial Services) December 2001 — Present

Principal Occupations within Previous
Name and Country of Citizenship	Five Years	Director Since

Name: David Crawford Citizenship: Australia	Director, BHP Billiton Group (Mining and Resources) June 1994 — Present	June 1994

Chairman of the Risk and Audit Committee, BHP Billiton Group (Mining and Resources) Pre June 2006 — Present

Chairman, Lend Lease Corporation Limited 30 Hickson Road Millers Point, New South Wales 2000, Australia (Real Estate Investment and Development) May 2003 — Present

Director, Lend Lease Corporation Limited 30 Hickson Road Millers Point, New South Wales 2000, Australia (Real Estate Investment and Development) July 2001 — Present

Member of the Nomination Committee, Lend Lease Corporation Limited 30 Hickson Road Millers Point, New South Wales 2000, Australia (Real Estate Investment and Development) Pre June 2006 — Present

Chairman, Foster’s Group Limited 77 Southbank Boulevard Southbank, Victoria 3006, Australia (Beverages) November 2007 — Present

Director, Foster’s Group Limited 77 Southbank Boulevard Southbank, Victoria 3006, Australia (Beverages) August 2001 — Present

Chair of the Succession Committee, Foster’s Group Limited 77 Southbank Boulevard Southbank, Victoria 3006, Australia (Beverages) Pre June 2006 — Present

Principal Occupations within Previous
Name and Country of Citizenship	Five Years	Director Since

Member of the Human Resources Committee, Foster’s Group Limited 77 Southbank Boulevard Southbank, Victoria 3006, Australia (Beverages) Pre June 2006 — Present

Member of the Advisory Board, Bank of America Merrill Lynch Australia Level 19, 120 Collins Street Melbourne, Victoria 3000, Australia (Financial Services) June 2010 — Present

Member of the Advisory Board, Allens Arthur Robinson Level 33, 530 Collins Street Melbourne, Victoria 3000, Australia (Legal Services) Pre June 2006 — Present

Director, Westpac Banking Corporation Level 20, 275 Kent Street Sydney, New South Wales 2000, Australia (Financial Services) May 2002 — December 2007

Director, Gardiner Hill Pty Ltd. Morrison Street Hawthorn, Victoria 3122, Australia (Specialist Advisory Services) Pre June 2006 — Present

Director, Kaprad Holdings Pty Ltd. Level 4 / 147 Collins Street Melbourne, Victoria 3000, Australia (Specialist Advisory Services) Pre June 2006 — Present

Director, Melpeat Pty Ltd. Level 4 / 147 Collins Street Melbourne, Victoria 3000, Australia (Specialist Advisory Services) Pre June 2006 — Present

Name: Carolyn Hewson Citizenship: Australia	Director, BHP Billiton Group (Mining and Resources) March 2010 — Present	March 2010

Principal Occupations within Previous
Name and Country of Citizenship	Five Years	Director Since

Member of the Risk and Audit Committee, BHP Billiton Group (Mining and Resources) March 2010 — Present

Director, Stockland Corporation Limited Level 25, 133 Castlereagh Street Sydney, New South Wales 2008, Australia (Real Estate Investment and Development) March 2009 — present

Chair of the Risk Committee, Stockland Corporation Limited Level 25, 133 Castlereagh Street Sydney, New South Wales 2008, Australia (Real Estate Investment and Development) December 2010 — Present

Member of the Human Resources
Committee,
Stockland Corporation Limited
Level 25, 133 Castlereagh Street
Sydney, New South Wales 2008, Australia
(Real Estate Investment and Development)
March 2009 — Present

Director, BT Investment Management Limited Level 14, 2 Chifley Square Sydney, New South Wales 2000, Australia (Fund Management) September 2007 — Present

Member of the Audit and Risk Management Committee, BT Investment Management Limited Level 14, 2 Chifley Square Sydney, New South Wales 2000, Australia (Fund Management) September 2007 — Present

Director, Westpac Banking Corporation Level 20, 275 Kent Street Sydney, New South Wales 2000, Australia (Financial Services) February 2003 — Present

Member of the Remuneration Committee, Westpac Banking Corporation Level 20, 275 Kent Street Sydney, New South Wales 2000, Australia (Financial Services) February 2003 — Present

Principal Occupations within Previous
Name and Country of Citizenship	Five Years	Director Since

Member of the Risk Management Committee, Westpac Banking Corporation Level 20, 275 Kent Street Sydney, New South Wales 2000, Australia (Financial Services) February 2003 — Present

Member of the Audit Committee, Westpac Banking Corporation Level 20, 275 Kent Street Sydney, New South Wales 2000, Australia (Financial Services) February 2003 — Present

Chair of the Nomination Committee, Westpac Banking Corporation Level 20, 275 Kent Street Sydney, New South Wales 2000, Australia (Financial Services) May 2011 — Present

Member of the Advisory Board, Nanosonics Limited Unit 24, 566 Gardeners Road Alexandria, New South Wales 2015, Australia (Decontamination Technology) 2007 — Present

Director, Australian Charities Fund Level 22, 126 Phillip Street Sydney, New South Wales 2000, Australia (Charity Fundraising) 2002 — Present

Member and Patron, Neurosurgical Research Foundation Council PO Box 698 North Adelaide, South Australia 5006, Australia (Research Fundraising) 1993 — Present

Director, AGL Energy Limited Level 22, 101 Miller Street North Sydney, New South Wales 2060, Australia (Natural Gas and Electricity) October 2006 — March 2009

Principal Occupations within Previous
Name and Country of Citizenship	Five Years	Director Since

Name: Lindsay Maxsted Citizenship: Australia	Director, BHP Billiton Group (Mining and Resources) March 2011 — Present	March 2011

Member of the Risk and Audit Committee, BHP Billiton Group (Mining and Resources) June 2011 — Present

Director, Westpac Banking Corporation Level 20, 275 Kent Street Sydney, New South Wales 2000, Australia (Financial Services) March 2008 — Present

Chairman of the Audit Committee, Westpac Banking Corporation Level 20, 275 Kent Street Sydney, New South Wales 2000, Australia (Financial Services) March 2008 — Present

Member of the Risk Management Committee, Westpac Banking Corporation Level 20, 275 Kent Street Sydney, New South Wales 2000, Australia (Financial Services) March 2008 — Present

Member of the Nomination Committee, Westpac Banking Corporation Level 20, 275 Kent Street Sydney, New South Wales 2000, Australia (Financial Services) March 2008 — Present

Chairman,
Transurban Holdings Limited,
Transurban International Limited and
Transurban Infrastructure Management
Limited
505 Little Collins Street
Melbourne, Victoria 3000, Australia
(Transportation)
August 2010 — Present

Principal Occupations within Previous
Name and Country of Citizenship	Five Years	Director Since

Director,
Transurban Holdings Limited,
Transurban International Limited and
Transurban Infrastructure Management
Limited
505 Little Collins Street
Melbourne, Victoria 3000, Australia
(Transportation)
March 2008 — Present

Chairman of the Nomination Committee,
Transurban Holdings Limited,
Transurban International Limited and
Transurban Infrastructure Management
Limited
505 Little Collins Street
Melbourne, Victoria 3000, Australia
(Transportation)
August 2010 — Present

Member of the Audit and Risk Committee,
Transurban Holdings Limited,
Transurban International Limited and
Transurban Infrastructure Management Limited
505 Little Collins Street
Melbourne, Victoria 3000, Australia
(Transportation)
March 2008 — Present

Chief Executive Officer, KPMG 147 Collins Street Melbourne, Victoria 3000, Australia (Accounting Services) January 2001 — December 2008

Partner, KPMG 147 Collins Street Melbourne, Victoria 3000, Australia (Accounting Services) January 1994 — February 2008

Director, Align Capital Pty Ltd. Level 3, 139 Collins Street Melbourne, Victoria 3000, Australia (Specialist Advisory Services) November 2007 — Present

Director, Align Investments Pty Ltd. 219 Kooyong Road Toorak, Victoria 3142, Australia (Specialist Advisory Services) February 2003 — Present

Principal Occupations within Previous
Name and Country of Citizenship	Five Years	Director Since

Director, Continuum Investments Pty Ltd. 219 Kooyong Road Toorak, Victoria 3142, Australia (Specialist Advisory Services) February 2003 — Present

Director, Centip Pty Ltd. 219 Kooyong Road Toorak, Victoria 3142, Australia (Specialist Advisory Services) May 1992 — Present

Director, Belmont Pty Ltd. 219 Kooyong Road Toorak, Victoria 3142, Australia (Specialist Advisory Services) 2004 — Present

Honorary Treasurer, Baker IDI Heart and Diabetes Institute 75 Commercial Road Melbourne, Victoria 3004, Australia (Medical Research) June 2008 — Present

Name: Wayne Murdy Citizenship: United States	Director, BHP Billiton Group (Mining and Resources) June 2009 — Present	June 2009

Member of the Risk and Audit Committee, BHP Billiton Group (Mining and Resources) August 2009 — Present

Director, Weyerhaeuser Company 33663 Weyerhaeuser Way South Federal Way, WA 98003, USA (Forest Products) January 2009 — Present

Member of the Audit Committee, Weyerhaeuser Company 33663 Weyerhaeuser Way South Federal Way, WA 98003, USA (Forest Products) January 2009 — April 2010

Principal Occupations within Previous
Name and Country of Citizenship	Five Years	Director Since

Member of the Compensation Committee, Weyerhaeuser Company 33663 Weyerhaeuser Way South Federal Way, WA 98003, USA (Forest Products) January 2009 — Present

Chairman of the Compensation Committee, Weyerhaeuser Company 33663 Weyerhaeuser Way South Federal Way, WA 98003, USA (Forest Products) April 2010 — Present

Director, Qwest Communications International Inc. 1801 California Street Denver, CO 80202, USA (Telecommunications) September 2005 — April 2011

Chief Executive Officer, Newmont Mining Corporation 6363 South Fiddler’s Green Circle, Suite 800 Greenwood Village, CO 80111, USA (Mining and Metals) January 2001 — June 2007

Chairman, Newmont Mining Corporation 6363 South Fiddler’s Green Circle, Suite 800 Greenwood Village, CO 80111, USA (Mining and Metals) January 2002 — December 2007

Director, TransMontaigne Inc. 1670 Broadway, Suite 3100 Denver, CO 80202, USA (Supply Chain Management) October 2003 — September 2006

Trustee, Denver Art Museum 100 West 14th Avenue Parkway Denver, CO 80204, USA (Art Museum) May 2002 — Present

Principal Occupations within Previous
Name and Country of Citizenship	Five Years	Director Since

Chairman of the Board of Trustees,
Catholic Foundation for the Roman
Catholic Church in Northern Colorado
3801 E. Florida Ave., Suite 725
Denver, CO 80210, USA
(Philanthropic Organization)
January 2007 — June 2010

Trustee, Catholic Foundation for the Roman Catholic Church in Northern Colorado 3801 E. Florida Ave., Suite 725 Denver, CO 80210, USA (Philanthropic Organization) June 2004 — June 2010

Chairman, International Council on Mining & Metals 35/38 Portman Square London W1H 6LR, United Kingdom (Mining & Metals Trade Association) January 2004 — December 2006

Director, U.S. National Mining Association 101 Constitution Ave. NW, Suite 500 East Washington, DC 20001, USA (Mining Trade Association) January 2002 — December 2007

Name: Keith Rumble Citizenship: South Africa	Director, BHP Billiton Group (Mining and Resources) September 2008 — Present	September 2008

Member of the Sustainability Committee, BHP Billiton Group (Mining and Resources) January 2009 — Present

Chief Executive Officer, SUN Mining SUN Group Enterprises Pvt Ltd. Plot 39 Institutional Area, Sector 32 Guargaon, 122 001 Haryana India (Mining) January 2008 — September 2008

Member of the Board of Governors, Rhodes University PO Box 94 Grahamstown 6140 South Africa (Education) 2005 — Present

Principal Occupations within Previous
Name and Country of Citizenship	Five Years	Director Since

Trustee, World Wildlife Fund, South Africa 1st Floor Bridge House, Boundary Terraces, Mariendahl Lane, Newlands, Cape Town, South Africa (Wildlife Conservation) January 2006 — Present

Director, The Aveng Group 204 Rivonia Road Morningside 2057, South Africa (Engineering and Projects) September 2009 — Present

Chairman of the Risk Committee, The Aveng Group 204 Rivonia Road Morningside 2057, South Africa (Engineering and Projects) September 2009 — Present

Member of the Tender Risk Committee, The Aveng Group 204 Rivonia Road Morningside 2057, South Africa (Engineering and Projects) September 2009 — Present

Member of the Safety, Health & Environment Committee, The Aveng Group 204 Rivonia Road Morningside 2057, South Africa (Engineering and Projects) September 2009 — Present

Member of the Investment Committee, The Aveng Group 204 Rivonia Road Morningside 2057, South Africa (Engineering and Projects) September 2009 — Present

Director, Platinum Mining Corporation of India 42 Queen Annes Gate London SW1 9AP, United Kingdom (Mining and Metals) January 2008 — July 2008

Chief Executive Officer, Impala Platinum Holdings Limited No. 2 Fricker Road Illovo 2196, South Africa (Platinum Production) July 2001 — December 2007

Principal Occupations within Previous
Name and Country of Citizenship	Five Years	Director Since

Director, Elite Wealth Pty Ltd. Eros Avenue Menlyn Pretoria, South Africa September 2010 — Present

Director, Acetologix Pty Ltd. Eros Avenue Menlyn Pretoria, South Africa September 2010 — Present

Name: John Schubert Citizenship: Australia	Director, BHP Billiton Group (Mining and Resources) June 2000 — Present	June 2000

Chairman of the Sustainability Committee, BHP Billiton Group (Mining and Resources) March 2007 — Present

Member of the Sustainability Committee, BHP Billiton Group (Mining and Resources) November 2005 — Present

Member of the Remuneration Committee, BHP Billiton Group (Mining and Resources) March 2010 — Present

Member of the Nomination Committee, BHP Billiton Group (Mining and Resources) Pre June 2006 — Present

Director, Qantas Airways Limited Building A, 203 Coward Street Mascot, New South Wales 2020, Australia (Airline) October 2000 — Present

Chairman of the Safety, Environment and Security Committee, Qantas Airways Limited Building A, 203 Coward Street Mascot, New South Wales 2020, Australia (Airline) November 2000 — Present

Principal Occupations within Previous
Name and Country of Citizenship	Five Years	Director Since

Member of the Nomination Committee, Qantas Airways Limited Building A, 203 Coward Street Mascot, New South Wales 2020, Australia (Airline) November 2000 — Present

Non-Executive Chairman, G2 Therapies Pty Limited Level 10, 384 Victoria Street Darlinghurst, New South Wales 2010, Australia (Biotechnology) November 2000 — Present

Non-Executive Chairman, Commonwealth Bank of Australia Ground Floor, Tower 1, 201 Sussex Street Sydney, New South Wales 2000, Australia (Financial Services) November 2004 — February 2010

Non-Executive Director, Commonwealth Bank of Australia Ground Floor, Tower 1, 201 Sussex Street Sydney, New South Wales 2000, Australia (Financial Services) October 1991 — February 2010

Name: Shriti Vadera Citizenship: United Kingdom	Director, BHP Billiton Group (Mining and Resources) January 2011 — Present	January 2011

Director, AstraZeneca Plc 2 Kingdom Street London W2 6BD, United Kingdom (Pharmaceuticals) January 2011 — Present

Member of the Audit Committee, AstraZeneca Plc 2 Kingdom Street London W2 6BD, United Kingdom (Pharmaceuticals) January 2011 — Present

Director, Shriti Vadera Ltd. St. James’s Place Westminster SW1A 1 NP, United Kingdom (Specialist Advisory Services) May 2010 — Present

Principal Occupations within Previous
Name and Country of Citizenship	Five Years	Director Since

Adviser, G-20 Meeting Chaired under the Republic of Korea Seoul, Korea (International Economic Policy) October 2009 — December 2010

Commission Member,
World Bank President Zoellick’s High
Level Commission for Modernisation of
World Bank Governance
The World Bank
1818 H Street, NW
Washington, DC 20433, USA
(International Economic Policy)
March 2009 — October 2009

Minister for Economic Competitiveness
& Enterprise,
Cabinet Office & Business Departments,
United Kingdom
70 Whitehall
London SW1A 2AS, United Kingdom
(Government Service)
October 2008 — September 2009

Minister for Business & Competitiveness, Business Department, United Kingdom 70 Whitehall London SW1A 2AS, United Kingdom (Government Service) January 2008 — September 2008

Minister for International Development, Department for International Development, United Kingdom 1 Palace Street London SW1A 2AS, United Kingdom (Government Service) July 2007 — January 2008

Council of Economic Advisers, H M Treasury, United Kingdom 1 Horse Guards Road London SW1A 2HQ, United Kingdom (Government Service) April 1999 — July 2007

Name: Alberto Calderon Citizenship: Colombia	Chief Commercial Officer and Group Executive, BHP Billiton Group (Mining and Resources) July 2007 — Present	Not applicable (executive)

Principal Occupations within Previous
Name and Country of Citizenship	Five Years	Director Since

President Diamonds and Specialty Products, BHP Billiton Group (Mining and Resources) February 2006 — July 2007

Name: Andrew Mackenzie Citizenship: United Kingdom	Chief Executive Non-Ferrous and Group Executive, BHP Billiton Group Neathouse Place London, SW1V 1BH, United Kingdom (Mining and Resources) November 2008 — Present	Not applicable (executive)

Chief Executive of Diamonds and Minerals, Rio Tinto Group 2 Eastbourne Terrace London, W2 6LG, United Kingdom (Mining and Resources) 2004 — November 2007

Name: Marcus Randolph Citizenship: United States	Chief Executive Ferrous and Coal and Group Executive, BHP Billiton Group (Mining and Resources) July 2007 — Present	Not applicable (executive)

Chief Organisation Development Officer, BHP Billiton Group (Mining and Resources) September 2005 — July 2007

Name: Alex Vanselow Citizenship: Brazil / United Kingdom	Chief Financial Officer and Group Executive, BHP Billiton Group (Mining and Resources) April 2006 - Present	Not applicable (executive)

Name: Karen Wood Citizenship: Australia	Chief People & Public Affairs Officer and Group Executive, BHP Billiton Group (Mining and Resources) December 2010 — Present	Not applicable (executive)

Chief People Officer, BHP Billiton Group (Mining and Resources) July 2007 — December 2010

Chief Governance Officer, BHP Billiton Group (Mining and Resources) 2005 — July 2007

Principal Occupations within Previous
Name and Country of Citizenship	Five Years	Director Since

Group Company Secretary, BHP Billiton Group (Mining and Resources) June 2001 — July 2007

Name: J. Michael Yeager Citizenship: United States	Chief Executive Petroleum and Group Executive, BHP Billiton Petroleum 1360 Post Oak Blvd., Suite 150, Houston, Texas 77056 (Global Natural Resources) April 2006 — Present	Not applicable (executive)

ANNEX B

CERTAIN INFORMATION REGARDING THE DIRECTORS
AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

Parent.  Set forth in the table below are the name, country of citizenship, current principal occupation and material positions held during the past five years of each of the directors and executive officers of Parent. The business address of each director and executive officer of Parent is 1360 Post Oak Blvd., Suite 150, Houston, Texas 77056.

During the past five years, none of Parent or, to the best of our knowledge, any of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities Laws.

Principal Occupations within
Name and Country of Citizenship	Previous Five Years	Director Since

Name: Douglas D. Handyside Citizenship: United States	Acting President Production Petroleum, BHP Billiton Petroleum (Global natural resources) June 2011 — Present	June 2011

Vice President of Engineering, BHP Billiton Petroleum (Global natural resources) July 2010 — May 2011

Development and Asset Manager, BP 501 Westlake Park Boulevard Houston, Texas 77079 (Oil and Gas) September 2006 — September 2010

Reservoir and Production Engineering Functional Manager, BP 501 Westlake Park Boulevard Houston, Texas 77079 (Oil and Gas) September 2003 — September 2006

Name: David D. Powell Citizenship: United States	Chief Financial Officer, BHP Billiton Petroleum (Global natural resources) January 2009 — Present	February 2011

Principal Occupations within
Name and Country of Citizenship	Previous Five Years	Director Since

VP Houston Finance Permian, Mid-Continent, & Yemen Assets & Land Department, Occidental Oil and Gas Corporation 5 Greenway Plaza, Houston, Texas 77046 (Oil and Gas) November 2007 — December 2008

Vice President Latin America, Occidental Oil and Gas Corporation 5 Greenway Plaza, Houston, Texas 77046 (Oil and Gas) March 2006 — October 2007

Name: Jeffrey L. Sahlberg Citizenship: United States	Controller, BHP Billiton Petroleum (Global natural resources) June 2010 — Present	February 2011

Division Finance Manager, Petroleum Development, BHP Billiton Petroleum (Global natural resources) December 2006 — May 2010

Vice President Finance — Americas, BHP Billiton Petroleum (Global natural resources) July 2005 — November 2006

Name: J. Michael Yeager Citizenship: United States	Chief Executive Petroleum and Group Executive, BHP Billiton Petroleum (Global natural resources) April 2006 — Present	February 2011

Name: Thomas J. DeGeorgio Citizenship: United States	Vice President Group Tax Americas, BHP Billiton Petroleum (Global natural resources) October 2010 — Present	Not applicable (executive)

Head of US Tax, Shell Oil Company P.O. Box 2643 Houston, Texas 77252 (Oil and Gas) August 1977 — September 2010

Principal Occupations within
Name and Country of Citizenship	Previous Five Years	Director Since

Name: Herbert Alejandro Archila DeHesa Citizenship: United States	Vice President Planning & Portfolio Management, BHP Billiton Petroleum (Global natural resources) 2009 — Present	Not applicable (executive)

Chief Executive Officer, Madagascar Oil Ltd. 1301 McKinney Suite 2000 Houston, Texas 77010 (Oil and Gas) 2006 — 2009

Purchaser.  Set forth in the table below are the name, country of citizenship, current principal occupation and material positions held during the past five years of each of the directors and executive officers of Purchaser. The business address of each director and executive officer of Purchaser is 1360 Post Oak Blvd., Suite 150, Houston, Texas 77056.

During the past five years, none of Purchaser or, to the best of our knowledge, any of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities Laws.

Principal Occupations within
Name and Country of Citizenship	Previous Five Years	Director Since

Name: Douglas D. Handyside Citizenship: United States	Acting President Production Petroleum, BHP Billiton Petroleum (Global natural resources) June 2011 — Present	July 2011

Vice President of Engineering, BHP Billiton Petroleum (Global natural resources) July 2010 — May 2011

Development and Asset Manager, BP 501 Westlake Park Boulevard Houston, Texas 77079 (Oil and Gas) September 2006 — September 2010

Reservoir and Production Engineering Functional Manager, BP 501 Westlake Park Boulevard Houston, Texas 77079 (Oil and Gas) September 2003 — September 2006

Principal Occupations within
Name and Country of Citizenship	Previous Five Years	Director Since

Name: David D. Powell Citizenship: United States	Chief Financial Officer, BHP Billiton Petroleum (Global natural resources) January 2009 — Present	July 2011

VP Houston Finance Permian, Mid-Continent, & Yemen Assets & Land Department, Occidental Oil and Gas Corporation 5 Greenway Plaza, Houston, Texas 77046 (Oil and Gas) November 2007 — December 2008

Vice President Latin America, Occidental Oil and Gas Corporation 5 Greenway Plaza, Houston, Texas 77046 (Oil and Gas) March 2006 — October 2007

Name: Jeffrey L. Sahlberg Citizenship: United States	Controller, BHP Billiton Petroleum (Global natural resources) June 2010 — Present	July 2011

Division Finance Manager, Petroleum Development, BHP Billiton Petroleum (Global natural resources) December 2006 — May 2010

Vice President Finance — Americas, BHP Billiton Petroleum (Global natural resources) July 2005 — November 2006

Name: J. Michael Yeager Citizenship: United States	Chief Executive Petroleum and Group Executive, BHP Billiton Petroleum (Global natural resources) April 2006 — Present	July 2011

Name: Thomas J. DeGeorgio Citizenship: United States	Vice President Group Tax Americas, BHP Billiton Petroleum (Global natural resources) October 2010 — Present	Not applicable (executive)

Principal Occupations within
Name and Country of Citizenship	Previous Five Years	Director Since

Head of US Tax, Shell Oil Company P.O. Box 2643 Houston, Texas 77252 (Oil and Gas) August 1977 — September 2010

Name: Herbert Alejandro Archila DeHesa Citizenship: United States	Vice President Planning & Portfolio Management, BHP Billiton Petroleum (Global natural resources) 2009 — Present	Not applicable (executive)

Chief Executive Officer, Madagascar Oil Ltd. 1301 McKinney Suite 2000 Houston, Texas 77010 2006 — 2009

ANNEX C

INFORMATION CONCERNING CONTROLLING PERSONS OF PURCHASER

The following tables set forth the name, business address, place of organization, and other disclosures for BHP Billiton Petroleum Holdings (U.S.A.) Inc., BHP Billiton Petroleum Holdings LLC, and BHP Billiton Petroleum International Pty. Ltd.

BHP Billiton Petroleum Holdings (USA) Inc. holds 100% of the capital stock of Parent. BHP Billiton Petroleum Holdings LLC holds 62.33% of the capital stock of, and controls 10% of the voting rights of, BHP Billiton Petroleum Holdings (USA) Inc. BHP Billiton Petroleum International Pty. Ltd. holds 37.67% of the capital stock of, and controls 90% of the voting rights of, BHP Billiton Petroleum Holdings (USA) Inc. and holds 100% of the membership interests of BHP Billiton Petroleum Holdings LLC. BHP Billiton Limited holds 100% of the capital stock of BHP Billiton Petroleum Holdings (USA) Inc.

During the past five years, to the best of our knowledge, none of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities Laws.

BHP Billiton Petroleum Holdings (USA) Inc.
Business Address:	1360 Post Oak Boulevard Suite 150 Houston, Texas 77056

Principal Business:	Diversified natural resources company
Place of Organization:	Delaware

BHP Billiton Petroleum Holdings LLC
Business Address:	1360 Post Oak Boulevard Suite 150 Houston, Texas 77056

Principal Business:	Diversified natural resources company
Place of Organization:	Delaware

BHP Billiton Petroleum International Pty. Ltd
Business Address:	BHP Billiton Centre 180 Lonsdale Street Melbourne, Victoria 3000 Australia

Principal Business:	Diversified natural resources company
Place of Organization:	Victoria, Australia

C-1

Any Letter of Transmittal to be delivered to the Depositary may ONLY be sent to the Depositary by mail or courier to one of the addresses set forth below and may NOT be sent by facsimile transmission. Any certificates representing Shares and any other required documents sent by a stockholder of Petrohawk or such stockholder’s broker, dealer, commercial bank, trust company or other nominee should be sent to the Depositary as follows:

The Depositary for the Offer is:

By Mail: Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Facsimile Transmission: (For Eligible Institutions Only) (No Letters of Transmittal) (617) 360-6810 Confirm Facsimile Transmission: (781) 575-2332	By Registered, Certified or Express Mail or by Overnight Courier: Computershare c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

Other Information:

Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and/or the Notice of Guaranteed Delivery may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

MacKenzie Partners
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free: (800) 322-2885
E-mail: tenderoffer@mackenziepartners.com

The Dealer-Manager for the Offer is:

Barclays Capital Inc.
745 Seventh Avenue, 3rd Floor
New York, New York 10019
Attention: Equity Corporate Services
(Call) Toll-Free: (888) 610-5877